Exhibit 10.1

LOAN AGREEMENT

among

TOWN & COUNTRY CORPORATION,
TOWN & COUNTRY FINE JEWELRY GROUP, INC.,
GOLD LANCE, INC.
L.G. BALFOUR COMPANY, INC.,


and


FOOTHILL CAPITAL CORPORATION




Dated as of July 3, 1996

TABLE OF CONTENTS



        1.      DEFINITIONS AND CONSTRUCTION  1
                1.1     Definitions  1
                1.2     Accounting Terms 24
                1.3     Code 24
                1.4     Construction 24
                1.5     Schedules and Exhibits 24

        2.      LOAN AND TERMS OF PAYMENT 24
                2.1     Revolving Advances 24
                2.2     Overadvances 25
                2.3     Mandatory Prepayments 25
                2.4     Interest:  Rates, Payments, and Calculations 26
                2.5     Crediting Payments 27
                2.6     Statements of Obligations 27
                2.7     Fees 27
                2.8     Letters of Credit and Letter of Credit Guarantees 28

        3.      CONDITIONS; TERM OF AGREEMENT 30
                3.1 Conditions Precedent to Initial Revolving Advance or Letter of Credit 30
                3.2 Conditions Concurrent to Initial Revolving Advance or Letter of Credit 33
                3.3     Conditions Precedent to all Revolving Advances
                        and Letters of Credit 33
                3.4     [Intentionally Omitted] 33
                3.5     Term; Renewal 33
                3.6     Effect of Termination 34
                3.7     Early Termination by Borrower  34
                3.8     Termination Upon Event of Default 35

        4.      COLLATERAL 35
                4.1 Collection of Accounts, General Intangibles, Negotiable Collateral 35
                4.2     Delivery of Additional Documentation Required 36
                4.3     Power of Attorney 36
                4.4 Right to Inspect; Payment of Certain Costs, Fees, and Expenses Relating to Collateral 36

        5.      REPRESENTATIONS AND WARRANTIES 37
                5.1     No Prior Encumbrances 37
                5.2     Eligible Accounts 37
                5.3     Eligible Inventory 37
                5.4     Location of Inventory and Equipment 37
                5.5     Inventory Records 37
                5.6     Location of Chief Executive Office 37
                5.7     Due Organization and Qualification 38
                5.8     Due Authorization; No Conflict 38
                5.9     Litigation 38
                5.10    No Material Adverse Change in Financial Condition 38
                5.11    Solvency 38
                5.12    ERISA 38
                5.13    Environmental Condition 39
                5.14    Ownership of Subsidiaries; Inactive Subsidiaries 39
                5.15    Reliance by Foothill; Cumulative 39

        6.      AFFIRMATIVE COVENANTS 40
                6.1     Accounting System 40
                6.2     Collateral Reports 40
                6.3     Schedules of Accounts 40
                6.4     Financial Statements, Reports, Certificates 41
                6.5     Tax Returns 42
                6.6     Designation of Inventory 42
                6.7     Returns 42
                6.8     Title to Equipment 42
                6.9     Maintenance of Equipment 42
                6.10    Taxes 42
                6.11    Insurance 43
                6.12    Foothill Expenses 43
                6.13    Financial Covenants 43
                6.14    No Setoffs or Counterclaims 45
                6.15    Location of Inventory and Equipment 45

        7.      NEGATIVE COVENANTS 45
                7.1     Indebtedness 45
                7.2     Liens 47
                7.3     Restrictions on Fundamental Changes 47
                7.4     Extraordinary Transactions and Disposal of Assets 47
                7.5     Change Name 47
                7.6     Guarantee 47
                7.7     Nature of Business; Fiscal Year 47
                7.8     Prepayments 47
                7.9     Change of Control 48
                7.10    Capital Expenditures 48
                7.11    Consignments 48
                7.12    Distributions 48
                7.13    Accounting Methods 48
                7.14    Investments 49
                7.15    Transactions with Affiliates 49
                7.16    Suspension 49
                7.17    Compensation 49
                7.18    Use of Proceeds 50
                7.19    Amendment of Certain Documents 50
                7.20    Specific Gold Covenants 50

        8.      EVENTS OF DEFAULT 51

        9.      FOOTHILL'S RIGHTS AND REMEDIES 53
                9.1     Rights and Remedies 54
                9.2     Remedies Cumulative 56

        10.     TAXES AND EXPENSES REGARDING THE COLLATERAL 56

        11.     WAIVERS; INDEMNIFICATION 56
                11.1    Demand; Protest; etc. 56
                11.2    Foothill's Liability for Inventory or Equipment 56
                11.3    Indemnification 57
                11.4    Suretyship Waivers and Consents 57

        12.     NOTICES 60

        13.     CHOICE OF LAW AND VENUE: JURY TRIAL WAIVER 61

        14.     DESTRUCTION OF BORROWER'S DOCUMENTS 62

        15.     GENERAL PROVISIONS 62
                15.1    Effectiveness 62
                15.2    Successors and Assigns 62
                15.3    Section Headings 62
                15.4    Interpretation 62
                15.5    Severability of Provisions 63
                15.6    Amendments in Writing 63
                15.7    Counterparts; Telecopy Execution 63
                15.8    Revival and Reinstatement of Obligations 63
                15.9    Integration 63
                15.10   Renegotiation of Certain Provisions
                        in Certain Instances 63

LOAN AGREEMENT


This LOAN AGREEMENT, is entered into as of July 3, 1996, among FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, on the one hand, and, on the other hand, TOWN & COUNTRY CORPORATION, a Massachusetts corporation ("T&C"), with its chief executive office located at 25 Union Street, Chelsea, Massachusetts 02150, TOWN & COUNTRY FINE JEWELRY GROUP, INC., a Massachusetts corporation ("Group"), with its chief executive office located at 25 Union Street, Chelsea, Massachusetts 02150, GOLD LANCE, INC., a Massachusetts corporation ("GLI"), with its chief executive office located at 1920 North Memorial Drive, Houston, Texas 77007, and L.G. BALFOUR COMPANY, INC., a Delaware corporation ("Balfour"), with its chief executive office located at 15 John Dietsch Boulevard, P.O. Box 1999, North Attelborough, MA 02763. Effective on the Closing Date, this Agreement amends and restates in its entirety that certain Loan Agreement dated as of May 14, 1993, between the parties hereto (the "Prior Agreement"); provided that Section 11.3 of the Prior Agreement shall not be terminated or superseded hereby. All "Obligations" (as defined in the Prior Agreement) outstanding on the Closing Date automatically shall become Obligations hereunder, as if new Revolving Advances were made or Letters of Credit issued on the Closing Date, provided that all outstanding advances and L/C's or L/C Guaranties issued under the Prior Agreement shall in fact remain outstanding hereunder and shall not be deemed to have been repaid, cancelled, or reissued merely because of the amendment and restatement provided for herein.

The parties agree as follows:

1.      DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

"Account Debtor" means any Person who is or may become obligated under, with respect to, or on account of an Account.

"Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Debtor arising out of the sale or lease of goods or the rendition of services by such Debtor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms controlling", "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director or officer of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

"Agreement" means this Loan Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan Agreement.

"Asset Disposition" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any person other than Borrower or a Subsidiary in one transaction or a series of related transactions, of any capital stock or other interests (including partnership interests) any Subsidiary (other than directors' qualifying shares) or any other property or asset of Borrower or any Subsidiary (each referred to for purposes of this definition as a "disposition"), including any disposition by means of a merger, consolidation or similar transaction.

"Authorized Officer" means any officer of Borrower.

"Average Unused Portion of the Available Maximum Combined Facility" means: (a) the lesser of (x) the Maximum Combined Facility, and (y) the Maximum Foothill Amount plus the Syndicated Amount; less (b) the sum of (i) the average Daily Balance of Revolving Advances that were outstanding during the immediately preceding calendar month, plus (ii) the average Daily Balance of the L/C Amount that was outstanding during the immediately preceding calendar month.

"Balfour" has the meaning ascribed thereto in the preamble to this Agreement.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

"Borrower" means Balfour, GLI, Group, and T&C, individually and collectively, and jointly and severally, and their respective successors and assigns.

"Borrower's Books" means all of each Debtor's books and records including: ledgers; records indicating, summarizing, or evidencing such Debtor's assets or liabilities, or the Collateral; all information relating to such Debtor's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

"Borrowing Base" means (i) the sum of (a) Balfour's Net Eligible Accounts Availability Component, (b) GLI's Net Eligible Accounts Availability Component,
(c) Group's Net Eligible Accounts Availability Component, and (d) T&C's Net Eligible Accounts Availability Component, plus (ii) the lesser of (y) Twelve Million Five Hundred Thousand Dollars ($12,500,000), and (z) the sum of (a) Balfour's Eligible Inventory Availability Component, (b) GLI's Eligible Inventory Availability Component, (c) Group's Eligible Inventory Availability Component, and (d) T&C's Eligible Inventory Availability Component.

"Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

"Certificate of Designation" means the Certificate of Vote of Directors Establishing the Exchangeable Preferred Stock that is certified by the Clerk of T&C with respect to the rights and preferences of the New Exchangeable Preferred Stock.

"Change of Control" means the occurrence of any of the following events:

     (i) the sale or transfer of all or substantially all of the assets of Borrower (or any entity composing Borrower) as an entirety to any Person or related group of Persons other than an Affiliate or Affiliates of Borrower (or any entity composing Borrower), other than pur to a transaction permitted under
Section 7.3 or Section 7.4 hereof;

    (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than
(A) C.William Carey, (B) any relative or spouse of C. William Carey who has the same principal residence as C. William Carey, or any relative of such spouse who has the same principal residence as C. William Carey, (C) any trust or other estate in which C. William Carey or any relative or spouse (who has the same principal residence as C. William Carey) of C. William Carey (or any relative of such spouse who has the same principal residence as C. William Carey) has a substantial beneficial interest or as to which he or she, as the case may be, serves as trustee or in a similar fiduciary capacity, or (D) any mutual fund or other investment fund managed by Fidelity Management & Research Company, Inc., is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 25% or more of the Voting Stock of Borrower (or any entity composing Borrower);

   (iii) Borrower (or any entity composing Borrower) engages in any merger, consolidation, sale of capital stock, or any other transaction or series of transactions with any other Person, with the effect that the stockholders of Borrower (or any entity composing Borrower) immediately prior thereto own, directly or indirectly, in the aggregate, less than 75% of the total voting power entitled to vote in the election of directors of (x) Borrower if Borrower is the surviving entity, or (y) the surviving or resulting entity if Borrower is not the surviving entity, in each such case immediately after such transaction; or

    (iv) Borrower (or any entity composing Borrower) is liquidated, dissolved, or adopts a plan of liquidation pursuant to the Bankruptcy Code or any other bankruptcy law.

"Closing Date" means the date of the initial advance or the date of the initial issuance of a Letter of Credit, whichever occurs first.

"Code" means the California Uniform Commercial Code.

"Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which hereafter come into the possession, custody, or control of Foothill; provided, however, that the foregoing shall not include the Exchange Property; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

"Collateral Agent" means Foothill Capital Corporation, a California corporation, in its capacity as Collateral Agent under and pursuant to the Intercreditor Agreement.

"Collections Agents" means one or more commercial banks that are reasonably acceptable to Foothill.

"Consigned Precious Metals" means Precious Metals consigned to Borrower by another person or entity and not owned outright by Borrower.

"Consolidated" or "consolidated, with reference to any term defined herein, shall mean that term as applied to the accounts of Borrower and the Subsidiaries, consolidated in accordance with GAAP.

"Consolidated Adjusted EBITDA" means, with respect to any period, the Consolidated Net Income for such period (i) increased by the sum, on a consolidated basis, of (a) all interest expense, (b) depreciation and amortization expense, and (c) non-cash taxes, in each case paid or accrued by T&C for such period, and (ii) decreased by the amount, on a consolidated basis, of all capital expenditures paid or accrued by T&C for such period.

"Consolidated Adjusted Net Income" means, for any period, the net income (loss) of Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP for such period; provided, however, that there shall not be included in such Consolidated Adjusted Net Income:

     (i) any net income (loss) of any person if such person is not a Subsidiary, except that Borrower's equity in the net income of any such person for such period shall be included in such Consolidated Adjusted Net Income up to the aggregate amount of cash actually distributed by such person during such period to Borrower or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) of this definition);

    (ii) any net income (loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, loans or advances by such Subsidiary, directly or indirectly, to Borrower (or on the ability of Borrower to receive or retain any such dividend, distribution, loan or advance), except that Borrower's equity in the net income of any such Subsidiary during such period shall be included in Consolidated Adjusted Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during any such period to Borrower or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause and in clause (v) of this definition);

   (iii) any net income (loss) realized upon a sale or other disposition of any property, plant or equipment of Borrower or any Subsidiary which is not sold or otherwise disposed of in the ordinary course of business;

    (iv) any gain or loss realized upon the sale or other disposition of any capital stock of a Subsidiary; and

     (v) the cumulative effect of a change in accounting principles.

"Consolidated Adjusted Total Senior Liabilities" means, as of the date of determination thereof is to be made, the sum of Consolidated Total Senior Liabilities plus Consolidated Precious Metal Liabilities.

"Consolidated Current Assets" means, as of the date of determination thereof is to be made, aggregate amount of all current assets of Borrower and its Subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

"Consolidated Current Liabilities" means, as of the date of determination thereof is to be made, the aggregate amount of all current liabilities of Borrower and its Subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet

"Consolidated EBIT" means, with respect to any period, the Consolidated Adjusted Net Income for such period increased (to the extent already deducted therefrom) by the sum, on a consolidated basis, of (i) all income taxes paid or accrued by Borrower and the Subsidiaries for such period, and (ii) all Consolidated Fixed Charges for such period, in each case determined in accordance with GAAP.

"Consolidated Fixed Charge Ratio" means the ratio of (i) Consolidated EBIT for the Reference Period to (ii) Consolidated Fixed Charges for the Reference Period.

"Consolidated Fixed Charges" means the sum of (a) the aggregate amount of interest (other than interest on the New Senior Subordinated Notes which is to be paid in additional New Senior Subordinated Notes) required to be paid on Indebtedness (other than Indebtedness incurred for the acquisition from the Gold Consignor of gold or other precious metals pursuant to the Gold Consignment Agreement) of Borrower and the Subsidiaries, plus (b) the imputed portion of rental expense representing the interest factor of lease payments of Borrower and the Subsidiaries, plus (c) the aggregate amount of distributions required to be paid under the terms of any capital stock of Borrower, including the New Exchangeable Preferred Stock, that may not be deferred at the option of Borrower, plus (d) the net interest expenses and consignment fees associates with the Gold Consignment Agreement, plus (e) the net interest expense and consignment fees associated with the consignment to foreign Subsidiaries of gold and other precious or semi-precious stones.

"Consolidated Interest Coverage Ratio" means the ratio (i) Consolidated Adjusted EBITDA to (ii) the cash interest expense of T&C and its Subsidiaries, determined on a consolidated basis.

"Consolidated Net Income" means, for any period, the net income (loss) of Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

"Consolidated Precious Metal Liabilities" shall mean, as of the date any determination thereof is to be made, all liabilities of Borrower and the Subsidiaries, calculated on a consolidated basis, in respect of all consignments, leases, and similar financings of Precious Metals.

"Consolidated Tangible Capital Base" shall mean, as of the date any determination thereof is to be made, the sum of (i) Consolidated Tangible Net Worth, plus (ii) the book amount of Subordinated Indebtedness, calculated on a consolidated basis.

"Consolidated Tangible Net Worth" means, as of the date of determination thereof is to be made, Borrower and the Subsidiaries' total stockholder's equity, minus the intangible assets of Borrower and the Subsidiaries, calculated on a consolidated basis.

"Consolidated Total Liabilities" means, as of the date of determination thereof is to be made, all liabilities of Borrower and the Subsidiaries, on a consolidated basis, exclusive of the New Exchangeable Preferred Stock and increased by the amount of minority interests.

"Consolidated Total Senior Liabilities" means, as of the date of determination thereof is to be made, Consolidated Total Liabilities minus the book amount of Subordinated Indebtedness.

"Creditor Agreement" means a Creditor Agreement, in form and substance acceptable to Foothill and Borrower, whereby Gold Consignor agrees to act for Collateral Agent with respect to certain matters specified therein relating to gold of, or on consignment to, Borrower. "Daily Balance" means the amount of an Obligation owed at the end of a given day.

"Debtor" means any one of Balfour, GLI, Group, or T&C.

"Dilution Reserve" means (a)(i) as of the date of determination, the percentage of dilution (e.g., credits, discounts, samples, returns, etc.) of all Accounts of a Debtor (the amount of such dilution to be determined by Foothill in its sole judgment), minus (ii) five percentage points (5%), times (b) one and one-quarter (1.25), times (c) as of the date of determination, the aggregate amount of Eligible Accounts then extant of such Debtor.

"Dollar" or "dollar" means United States dollars.

"Early Termination Premium" has the meaning set forth in Section 3.7.

"Eligible Accounts" means those Accounts created by a Debtor in the ordinary course of business that arise out of such Debtor's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects (in the reasonable exercise of its discretion); provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill (in the reasonable exercise of its discretion). Eligible Accounts shall not include the following:

    (a) Accounts that are more than thirty one (31), but less than sixty (60) days past due from the due date of the applicable invoices, to the extent that the aggregate amount of all such Accounts of all of the Debtors exceeds Five Million Dollars ($5,000,000);

    (b) Accounts that the Account Debtor has failed to pay within sixty (60) days, or more, of the due date of the applicable invoice;

    (c) Accounts originated by the EPG division of Balfour;

    (d) [Intentionally omitted];

    (e) Accounts with selling terms of more than ninety (90) days from the date of the applicable invoice, with the exception of Accounts as to which Montgomery Ward is the Account Debtor in which case the Accounts will be ineligible if they contain selling terms of more than hundred twenty (120) days from the date of the applicable invoice;

    (f) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of any Debtor;

    (g) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, so-called 'special event sales', or other terms by reason of which the payment by the Account Debtor may be conditional;

    (h) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, and that are not either (1) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or
(2) supported by one or more letters of credit that are assignable and have been delivered to Foothill in an amount and of a tenor, and issued by a financial institution, acceptable to Foothill;

(i) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States and with respect to which Borrower has not complied with the provisions of the Federal Assignment of Claims Act to assign the right to payment to Foothill, or Accounts with respect to which the Account Debtor is any state of the United States or any city, town, municipality, or division thereof;

    (j) Accounts with respect to which such Debtor is or is reasonably likely to become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Debtor; provided, however, that such Accounts only shall be deemed ineligible under this clause to the extent of the actual or likely offsetting amount as reasonably determined by Foothill;

    (k) Accounts with respect to an Account Debtor whose total obligations to Borrower exceed ten percent (10%) of all Eligible Accounts owed to Borrower, to the extent of the obligations of such Account Debtor in excess of such percentage; provided, however, that, (1) in the case of K-Mart Corporation, HSN Broadcasting of Illinois, Inc., Wal-Mart Stores, Inc., Sears Roebuck & Company, and Montgomery Ward, and such other highly creditworthy Account Debtors as to which Foothill has agreed to in writing, the foregoing percentage may, in Foothill's reasonable discretion, be increased to up to twenty percent (20%) before the excess would be deemed ineligible, and (2) in the case of Zale Corporation and Gordon Jewelry Corporation (collectively with their respective successors hereinafter "Zale/Gordon"), the foregoing percentage for Zale/Gordon, on a combined basis, may, in Foothill's reasonable discretion, be increased to up to fifteen percent (15%) before the excess would be deemed ineligible;

    (l) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or become insolvent, or goes out of business; provided, however, that disputed Accounts or Accounts subject to claims only shall be deemed ineligible under this clause to the extent of the actual or likely offsetting amount as reasonably determined by Foothill unless Foothill, in the exercise of its reasonable judgment, believes that the dispute or claim will jeopardize the repayment of all or substantially all of the Account in a timely manner;

    (m) Accounts which are payable in other than United States Dollars;

    (n) Accounts the collection of which Foothill, in the reasonable exercise of its judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

    (o) Accounts owed by an Account Debtor that has failed to pay fifty percent (50%), or more, of its Accounts owed to such Debtor within sixty (60) days of the due date of the applicable invoices; and

    (p) Accounts arising from the sale of Inventory that is proceeds of the Zale Bankruptcy Claim.

"Eligible Finished Goods Inventory" means (a) that portion of Eligible Inventory consisting of finished goods less (b) to the extent not already excluded from Eligible Inventory, the value of the Precious Metals component of such finished goods.

"Eligible Gold" means gold that is owned by Borrower, or that is owned by Gold Consignor and on consignment to Borrower pursuant to the Gold Consignment Agreement and with respect to which Gold Consignor has not demanded the return thereof from Borrower, except for and excluding gold with respect to which Borrower is in breach of any covenant contained in the Specific Gold Covenants.

"Eligible Inventory" means Inventory consisting of first quality finished goods held for sale in the ordinary course of a Debtor's business and raw materials consisting solely of stones or diamonds for such finished goods, that are located at such Debtor's premises set forth on Schedule E-1 (as such schedule may be amended from time to time so long as concurrent therewith such Debtor complies with the provisions of Section 6.15 regarding the establishment of new locations), are acceptable to Foothill in all respects, and strictly comply with all of Borrower's representations and warranties to Foothill. Eligible Inventory shall not include any Inventory of Balfour, any Inventory of GLI, any Inventory constituting Precious Metals, slow moving or obsolete items, restrictive or custom items (unless the identifying markings can be readily removed at minor expense), work in process, components which are not part of finished goods, spare parts, packaging and shipping materials, supplies used or consumed in such Debtor's business, Inventory at the premises of third parties, Inventory that is subject to a security interest or lien in favor of any third Person other than the Collateral Agent for the benefit of the Secured Parties, bill and hold goods, Inventory that is not subject to a first priority perfected security interest in favor of the Collateral Agent for the benefit of Foothill (or, in the case of 'Mixed Inventory' (as that term is defined in the Intercreditor Agreement), a first priority perfected security interest in favor of the Collateral Agent for the benefit of Foothill and the Gold Consignor), defective goods, 'seconds', Inventory acquired on consignment, Inventory consigned by such Debtor to third Persons, samples, or purchased fabrication items. Eligible Inventory shall be valued at the lower of Borrower's cost or market value, on a first-in, first-out basis, excluding any labor or overhead component, and less reserves (without duplication) for shrinkage, samples, obsolescence, or revaluation as such reserves are set forth in Borrower's Books in a manner consistent with such Debtor's past practices.

"Eligible Inventory Availability Component" means, as of the date any determination thereof is to be made, and for each individual Debtor, an amount equal to the lesser of:

        (i) seventy-five percent (75%) of the amount of credit availability created by such Debtor's Net Eligible Accounts; and

       (ii) the sum of:

              (y) forty percent (40%) of such Debtor's Eligible Finished Goods
                  Inventory, plus

              (z) forty percent (40%) of such Debtor's Raw Materials Inventory.

"Eligible Raw Materials Inventory" means that portion of Eligible Inventory consisting of raw materials.

"Equipment" means all of each Debtor's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), and any interest in any of the foregoing, wherever located, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to army of the foregoing, wherever located.

"Equity Precious Metals" means Precious Metals owned outright by Borrower and not on consignment to Borrower from other persons or entities.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA
Section 4001(b)(1), or IRC Section 414.

"Event of Default" has the meaning set forth in Section 8.

"Exchange Property" shall have the meaning set forth in the Trust Agreement, dated as of May 14, 1993, between T&C and BayBank, as trustee.

"Excluded Assets" means those assets of Borrower described on Schedule E-2.

"Exiting Gold Banks" means Rhode Island Hospital Trust National Bank, Republic National Bank, and ABN AMRO Bank, N.V.

"Foothill" has the meaning set forth in the preamble to this Agreement.

"Foothill Expenses" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by any Debtor under any of the Loan Documents that are paid or advanced by Foothill; all amounts required to be paid to Foothill pursuant to indemnification provisions contained in any of the Loan Documents; documentation filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; out-of-pocket costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys' fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys' fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning one or more of the Debtors), defending, or concerning the Loan Documents, irrespective of whether suit is brought. For purposes of this definition, the term 'Foothill' shall apply irrespective of whether Foothill is acting in its capacity as a lender, as a representative of lenders, as the Collateral Agent, as a subagent of the Collateral Agent, or otherwise. Without limiting the generality of the foregoing, all costs, expenses, and fees payable to Gold Consignor under the Gold Consignment Agreement or the Creditor Agreement shall be Foothill Expenses to the extent that Foothill, in its sole discretion, elects to pay same and charge same to the Loan Account (which Borrower agrees that Foothill may do in its sole discretion, should Borrower fail to pay same when due, but which Foothill shall not be obligated to do). Without limiting the generality of the foregoing, if any Gold Letter of Credit, or any letter of credit issued by another person and backed by a Gold Letter of Credit, is drawn, or if Foothill exercises its option under the Creditor Agreement to purchase the claims of Gold Consignor after an Event of Default has occurred under the Gold Consignment Agreement, and if, in any such event, Foothill thereafter enters into one or more "Hedging Contracts" (as defined in the Creditor Agreement), then any costs and expenses incurred by Foothill in connection with any such Hedging Contracts or in relation to obtaining or keeping in effect any letter of credit issued by Norwest Bank Minnesota, N.A. (or any other issuing bank) in favor of Gold Consignor to support the obligations of Foothill with respect to any such Hedging Contracts, shall be Foothill Expenses.

"fto" means fine troy ounce.

"GAAP" means the generally accepted accounting principles, applicable in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that, in the case of the calculation of the covenants in Sections 6.13 and 7.10, were used by Borrower in the preparation of its audited financial statements as of and for the period ended February 25, 1996, and, in all other circumstances, means such generally accepted accounting principles as in effect from time to time, in all circumstances, consistently applied.

"General Intangibles" means all of each Debtor's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.

"GLI" has the meaning ascribed thereto in the preamble to this Agreement.

"gold" means the malleable ductile metallic chemical element known as gold, and represented in the table of chemical elements by the symbol "Au," having a fineness of not less than 0.9995, without regard to whether it is alloyed or unalloyed, either in bullion form or as contained in or processed into other materials that contain elements other than gold.

"Gold Borrowing Base" means, as of any date of determination thereof, eighty three percent (83%) of the total Gold Value of all Eligible Gold, less a dollar reserve equal to the aggregate dollar amount due from Borrower to all Outside Processors.

"Gold Cap" means, as of any date of determination prior to the Pending Material Transaction Closing Date, the dollar amount equal to seventy thousand (70,000) times the Gold Value of one fto of gold, and, as of any date of determination on or after the Pending Material Transaction Closing Date, the dollar amount equal to sixty thousand (60,000) times the Gold Value of one fto of gold .

"Gold Consignment Agreement" means that certain Second Amended and Restated Consignment Agreement among Borrower and the Gold Consignor that provides Borrower with gold consignment availability of up to 70,000 ftos of gold, the form and substance of which shall be reasonably satisfactory to Foothill. "Gold Consignment Agreement" shall refer to such agreement as it may be amended or modified from time to time in accordance with the provisions of this Agreement.

"Gold Consignor" means Fleet Precious Metals Inc., a Rhode Island corporation.

"Gold Content" means, with respect to any Eligible Gold, the exact quantity of gold contained therein, computed on the most accurate basis practicable, measured in ftos (including fractions thereof).

"Gold Coverage Deficiency" means, as of any date of determination, the greater of: (a) zero dollars; and (b) the Gold L/C Amount minus the Gold Letter of Credit Limit.

"Gold Day" means any day (a) that is a Business Day, and (b) that is a day on which the London gold bullion market is open for business and on which gold bullion price fixings transpire in such market.

"Gold L/C Amount" means, as of any date of determination, the aggregate L/C Amount with respect to all Gold Letters of Credit.

"Gold Letter of Credit" means any standby Letter of Credit issued for the benefit of Gold Consignor with respect to obligations of Borrower to Gold Consignor that arise under or relate to the Gold Consignment Agreement.

"Gold Letter of Credit Total Exposure" means, as of any date of determination, the Gold L/C Amount plus aggregate Gold Reimbursement Obligations.

"Gold Letter of Credit Limit" means, as of any date of determination, the least of (a) the Maximum Gold Letter of Credit Amount, (b) the Gold Borrowing Base, and (c) the Gold Cap.

"Gold Price" means, as of any date of determination that is a Gold Day, the price of gold per fto in dollars determined by the Second London Gold Fixing on such day in the London gold bullion market, as determined by Foothill by any reasonable method, and, as of any date of determination that is not a Gold Day, the Gold Price on the most recent prior date that was a Gold Day. In the event that London Bullion Brokers shall discontinue or alter its usual practice of quoting a price in dollars for gold on any day for which such a price is necessary for the purposes hereof, Foothill may by notice to Borrower announce a reasonable substituted index or mechanism which shall thereupon become the basis for valuation of gold hereunder.

"Gold Reimbursement Obligation" means, as to any Gold Letter of Credit with respect to which there has occurred one or more drawings that have not yet been fully reimbursed by Borrower, the outstanding unreimbursed amount of all such drawings; provided that, if Revolving Advances are made or deemed made to repay all or any part of such amount, the amount so advanced thereafter shall be treated as a Revolving Advance rather than as a Gold Reimbursement Obligation.

"Gold Value" means, with respect to any Eligible Gold, as of any date of determination, the dollar amount equal to the product of the Gold Content thereof times the Gold Price.

"Group" has the meaning ascribed thereto in the preamble to this Agreement.

"Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

"Inactive Subsidiaries" means (i) L.S. Holding, Inc., a Massachusetts corporation, (ii) Gleamrich Jewelry (N.A.) Limited, a Hong Kong corporation,
(iii) TOCO Sunjay International Private Limited, an India corporation, (iv) Dara Gold Creations, a Hong Kong corporation, (v) GM Jewelry Factory, a Hong Kong corporation, (vi) Essex Jewelry Manufacturing Company, Ltd., a Thailand corporation, (vii) Gleamrich Jewelry Limited, a Hong Kong corporation, and
(viii) TNC Holding B.V., a Netherlands corporation.

"Indebtedness" shall mean: (a) all obligations of any Debtor for borrowed money;
(b) all obligations of any Debtor evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Debtor in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any asset owned by any Debtor (including consignments intended as security), irrespective of whether such obligation or liability is assumed; (e) all obligations or liabilities of any Debtor arising out of the consignment of inventory to such Debtor by a third Person; and (f) any obligation of a Debtor guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intercreditor Agreement" means that certain Collateral Agency and Intercreditor Agreement, dated as of May 14, 1993, among Foothill, the Gold Consignor, the Exiting Gold Banks, the representative of the holders of the Senior Notes, the representative of the holders of the New Senior Subordinated Notes, the representative of the holders of the industrial revenue bonds heretofore issued with respect to the Group facility in New York, New York (which bonds have since been retired), the Collateral Agent, and Borrower.

"Inventory" means all present and future inventory in which any Debtor has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of each Debtor's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors, or any other Person having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian, or assignee for the benefit of creditors.

"L/C" has the meaning set forth in Section 2.8(a).

"L/C Amount" means, as of any date that a determination thereof is to be made, the aggregate outstanding undrawn amount under Letters of Credit issued by Foothill pursuant to the terms of this Agreement.

"L/C Guaranty" has the meaning set forth in Section 2.8(a).

"Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

"Loan Account" means the loan account maintained by Foothill with respect to Borrower in relation to the Obligations, wherein Foothill records charges and payments with respect thereto.

"Loan Documents" means, collectively, this Agreement, the Intercreditor Agreement, the Lock Box Agreements, the Mortgages, the Patent Collateral Assignments, the Security Agreements, the Stock Pledge Agreements, the Trademark Collateral Assignments, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

"Lock Box" shall have the meaning provided in the respective Lock Box
Agreements.

"Lock Box Agreements" means, collectively, those certain Tri-Party Agreements, dated as of the Closing Date, each of which is among Borrower, Foothill, and one of the Collection Agents.

"LSI" means Little Switzerland, Inc., a Delaware corporation.

"Maturity Date" shall mean (i) the Renewal Date if the term hereof is not renewed pursuant to Section 3.5 hereof, or (ii) the date that is three (3) years from the Renewal Date if the term hereof is renewed pursuant to Section 3.5 hereof.

"Maximum Amount" means, (a) from and after the Closing Date and prior to the Pending Material Transaction Closing Date, Forty Million Dollars ($40,000,000), and (b) on and after the Pending Material Transaction Closing Date, Thirty-Five Million Dollars ($35,000,000), subject to reduction pursuant to Section 2.3 hereof.

"Maximum Combined Facility" means, (a) from and after the Closing Date and prior to the Pending Material Transaction Closing Date, Sixty Five Million Dollars ($65,000,000), and (b) on and after the Pending Material Transaction Closing Date, Fifty-Five Million Dollars ($55,000,000), subject to reduction by the amount of any reduction of the Maximum Amount pursuant to Section 2.3 hereof.

"Maximum Foothill Amount" means that portion of the Maximum Combined Facility for which Foothill shall be responsible, exclusive of any participations with Participants, which amount is (a) from and after the Closing Date and prior to the Pending Material Transaction Closing Date, Twenty Five Million Dollars ($25,000,000), and (b) on and after the Pending Material Transaction Closing Date, Twenty Million Dollars ($20,000,000); provided, however, that each time the Maximum Combined Facility is reduced (other than on the Pending Material Transaction Closing Date as a result of the consummation of the Pending Material Transaction), the Maximum Foothill Amount shall be reduced proportionately.

"Maximum Gold Letter of Credit Amount" means, from and after the Closing Date and prior to the Pending Material Transaction Closing Date, Thirty Million Dollars ($30,000,000), and (b) on and after the Pending Material Transaction Closing Date, Twenty-Five Million Dollars ($25,000,00


"Monthly Gold Certificate" means, with respect to any fiscal month of Borrower, a certificate in the form of Exhibit M-1, properly completed to include all relevant information with respect to such period, and certified to be complete, true, and correct by the chief financial office of T&C.

"Mortgages" shall mean one or more mortgages or deeds of trust executed by the Debtor that owns the relevant parcel and, or in favor of, the Collateral Agent, the form and substance of which shall be satisfactory to Foothill. The Mortgages shall be executed by those entities and shall encumber those fee and leasehold estates respecting the parcels of real property, and the related improvements thereto, that are identified on Schedule M-1 attached hereto.

"Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

"Negotiable Collateral" means all of each Debtor's present and future letters of credit, notes, drafts, instruments, certificated securities (including the shares of stock of Balfour, GLI, and Group), documents, personal property leases (wherein a Debtor is the lessor), chattel paper and Borrower's Books relating to any of the foregoing.

"Net Cash Proceeds" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to, or in liquidation of, any note or installment receivable or otherwise, but only as and when received, except that, with respect to any cash equivalents received from an Asset Disposition, Borrower shall be deemed to have received on the date of such Asset Disposition a cash payment equal to the fair value of such cash equivalents on such date) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all taxes and other charges required to be paid or accrued under GAAP with respect to such Asset Disposition, in each case net of all payments required to be made on any Indebtedness which is secured by a Permitted Lien on any assets subject to such Asset Disposition which Permitted Lien has priority over the security interest or lien in and to such asset that is held by the Collateral Agent for the benefit of Foothill, and in each case net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

"Net Eligible Accounts" means, as of the date any determination thereof is to be made, (i) the amount of a Debtor's Eligible Accounts, less (ii) the amount of the Dilution Reserve, if any, applicable to such Debtor's Accounts.

"Net Eligible Accounts Availability Component" means, as of the date any determination thereof is to be made, and for each individual Debtor, an amount equal to the lesser of:

(i)(y) eighty percent (80%) of the amount of Net Eligible Accounts of such Debtor that are less than thirty-one (31) days from the due date of the applicable invoices, plus (z) fifty percent (50%) of the amount of Net Eligible Accounts of such Debtor that are more than thirty (30) days, but less than sixty one (61) days, from the due date of the applicable invoices, and

(ii) an amount equal to such Debtor's cash collections for the immediately preceding (y) sixty (60) calendar day period during the months of December through August, and (z) seventy-five (75) day period for the months September through November.

"New Exchangeable Preferred Stock" shall mean a class of exchangeable preferred stock of T&C, entitled to a liquidation preference which shall initially be $14.59 per share plus accrued and unpaid dividends, which is entitled to a liquidation preference over all common stock of T&C. Each share of New Exchangeable Preferred Stock shall be exchangeable at the option of the holder thereof, on a share-for-share basis, for T&C's shares of LSI. Such New Exchangeable Preferred Stock shall provide for cumulative dividends to be payable when, as, and if declared by the board of directors of T&C at the rate of 6% per annum times the liquidation preference per share plus accrued and unpaid dividends and be payable semi-annually commencing May 14, 1995.

"New Senior Subordinated Notes" shall mean up to Fifty Six Million Nine Hundred Ninety Nine Thousand Seven Hundred Thirty Five Dollars ($56,999,735) of a class of senior subordinated notes issued by T&C. Such New Senior Subordinated Notes shall: (a) provide for interest to accrue from and after the Closing Date at 13% per annum and be payable semi-annually commencing six months after the date of issuance thereof; (b) provide that T&C shall have the option of paying the interest accrued thereon in cash or in kind for a period of not less than two years from and after the Closing Date; and (c) provide that no principal thereof shall be scheduled to be payable prior to May 14, 1998.

"New Senior Subordinated Notes Guarantees" means those certain guarantees executed and delivered by certain of the Debtors respecting the obligations of T&C with respect to the New Senior Subordinated Notes.

"New Senior Subordinated Notes Indenture" means the indenture pursuant to which the New Senior Subordinated Notes are issued. "New Senior Subordinated Notes Indenture" shall refer to such indenture as it may be amended or modified from time to time in accordance with the provisions of this Agreement.

"Non-Gold L/C Amount" means, as of any date of determination, the aggregate L/C Amount with respect to all Non-Gold Letters of Credit.

"Non-Gold Letter of Credit" means any Letter of Credit other than a Gold Letter of Credit.

"Non-Gold Letter of Credit Total Exposure" means, as of any date of determination, the Non-Gold L/C Amount plus aggregate Non-Gold Reimbursement Obligations.

"Non-Gold Reimbursement Obligation" means, as to any Non-Gold Letter of Credit with respect to which there has occurred one or more drawings that have not yet been fully reimbursed by Borrower, the outstanding unreimbursed amount of all such drawings; provided that, if Revolving Advances are made or deemed made to repay all or any part of such amount, the amount so advanced thereafter shall be treated as a Revolving Advance rather than as a Non-Gold Reimbursement Obligation.

"Not Insolvent" means, with respect to any Person on a particular date, that on such date, at fair valuations, all of the assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including Early Termination Premiums), lease payments, guaranties, covenants, and duties owing by Borrower (or any Debtor composing Borrower) to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or by any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from any Debtor to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

"Other Non-Contingent Obligations" means Obligations of Borrower to Foothill charged to the Loan Account by Foothill other than the principal of the Revolving Advances, such as (but not limited to) interest that is accrued and payable and Foothill Expenses that are due from Borrower, from and after the time such Obligations are charged to the Loan Account and are not merely contingent Obligations; provided that Reimbursement Obligations shall not be classified as Other Non-Contingent Obligations even if charged to the Loan Account.

"Outside Processor" means any person or entity other than Borrower in possession of Precious Metals, or with respect to which Precious Metals are in transit from Borrower to such person or entity, or from such person or entity to Borrower, for the purpose of fabrication, refinement, or processing of same by such person or entity, or for the purpose of the use or incorporation by such person or entity of same in a manufacturing process.

"Overadvance" has the meaning set forth in Section 2.2.

"Participant" means any entity, other than Foothill, that has committed to provide a portion of the financing contemplated herein.

"Patent Collateral Assignments" means one or more Patent Collateral Assignments, dated as of May 14, 1993, between Balfour, GLI, Group, and T&C, on the one hand, and, on the other hand, Collateral Agent, pursuant to which Balfour, GLI, Group, and T&C, as applicable, grant Collateral

Agent a perfected security interest in their patents and related rights in order to secure their obligations owing to the Secured Parties.

"PBGC" means the Pension Benefit Guarantee Corporation.

"Pending Material Transaction" means the proposed sale by T&C of GLI and Balfour, on terms and conditions to be approved by Foothill.

"Pending Material Transaction Closing Date" means the date, if any, that the Pending Material Transaction closes and is consummated.

"Permitted Affiliate Transactions" means (i) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, and no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate, and (ii) the transactions contemplated by the terms of, and the performance of Borrower's obligations under, the Registration Effectiveness Agreement; provided, however, that in no event shall a transaction with one or more Inactive Subsidiaries be deemed to be a Permitted Affiliate Transaction.

"Permitted Asset Disposition" means (i) the use of cash in the ordinary course of business as currently conducted, (ii) dispositions of Inventory in the ordinary course of business as currently conducted, (iii) subject to the security interest of the Collateral Agent therein, licenses by Borrower or a Subsidiary of intellectual property in the ordinary course of business as currently conducted, (iv) isolated dispositions of capital stock or other interests (including partnership interests) or any other property or asset of Borrower of any Subsidiary that do not exceed $100,000 individually or that do not aggregate in excess of $250,000 per annum, and (v) any disposition of properties and assets of Borrower or any Subsidiary that compose Excluded Assets, or cash or non-cash proceeds from or related to the Excluded Assets, in accordance with the provisions of the Intercreditor Agreement, to the extent applicable.

"Permitted Investments" means (i) obligations that carry the full faith and credit of the United States of America with a maturity of one year or less; (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the United States Federal Reserve System having combined capital and surplus and undistributed profits of not less than $500,000,000; (iii) commercial paper with a maturity of one year or less issued by a corporation (except Borrower or any Affiliate of Borrower), bank, trust company or national banking association organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investor Services, Inc. (or if neither such organization shall rate such commercial paper at any time, a comparable rating by any nationally recognized rating organization in the United States of America); (iv) debt of any State or political subdivision that is rated AA or better by Standard & Poor's Corporation or by Moody's Investor Services, Inc., and matures within one year; and (v) the Exchange Property, if any, returned to Borrower upon termination of the trust established pursuant to the Trust Agreement, dated as of even date herewith, between T&C and BayBank, as trustee.

"Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-2 attached hereto, and any liens securing refinancings of the obligations originally secured thereby to the extent permitted under Section 7.1(n) hereof; (d) liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties; (e) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under
Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (f) liens in respect of judgments, decrees, or orders of any court, so long as such lien is the subject of a Permitted Protest and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree, or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (g) liens arising as a result of security for payment of workers' compensation or other insurance; (h) liens arising as a result of deposits to secure public or statutory obligations incurred in the ordinary course of business; (i) liens imposed by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business for sums that are not yet delinquent and that, in the aggregate, do not exceed $500,000; (j) security for surety or appeal bonds that, in the aggregate, do not exceed $2,500,000; and (k) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or minor title defects which exist as of the Closing Date and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower.

"Permitted Protest" the right of Borrower to protest any lien, tax, or other charge, other than any such lien or charge which secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

"Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

"Precious Metals" has the meaning ascribed thereto in the Intercreditor Agreement and includes gold.

"Prior Agreement" shall have the meaning ascribed to such term in the introductory paragraph hereof.

"Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

"Proposal Expiry Date" means July 12, 1996.

"Reference Period" means, with respect to any computation of the Consolidated Fixed Charge Ratio, the most recent four full quarters ending at least 45 days prior to the date of determination of the Consolidated Fixed Charge Ratio.

"Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

"Registration Effectiveness Agreement" means that certain Registration Effectiveness Agreement, dated as of May 14, 1993, among T&C, on the one hand, and certain other parties, on the other hand.

"Reimbursement Obligation" means a Gold Reimbursement Obligation or a Non-Gold Reimbursement Obligation.

"Renewal Date" has the meaning set forth in Section 3.5.

"Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

"Revolving Advance" means any revolving advance made by Foothill to Borrower pursuant to Section 2.1 hereof. In addition, any Other Non-Contingent Obligation shall be deemed a Revolving Advance from and after the date it is charged to the Loan Account by Foothill.

"Secured Parties" means the following: (i) Foothill; (ii) the holders of the Senior Notes; (iii) the holders of the New Senior Subordinated Notes; (iv) the Gold Consignor; and (v) the holders of the industrial revenue bonds relative to the Group facility located in New York, New York (which bonds were retired subsequent to May 14, 1993), and their respective successors and assigns.

"Security Agreements" means one or more Security Agreements, dated as of May 14, 1993, between Balfour, GLI, Group, and T&C, on the one hand, and, on the other hand, Collateral Agent, pursuant to which Balfour, GLI, Group, and T&C grant Collateral Agent a perfected security interest in substantially all of their assets (including all of their assets that would constitute Collateral) in order to secure their obligations owing to the Secured Parties.

"Senior Notes" shall mean Thirty Million Dollars ($30,000,000) of a class of senior notes issued by T&C. Such Senior Notes shall: (a) provide for interest to accrue from and after May 14, 1993, at 11-1/2% per annum and be payable semi-annually commencing six months after the date of issuance thereof; and (b) provide that no principal thereof shall be scheduled to be payable prior to September 15, 1997.

"Senior Notes Guarantees" means those certain guarantees executed and delivered by certain of the Debtors respecting the obligations of T&C with respect to the Senior Notes.

"Senior Notes Indenture" means the indenture pursuant to which the Senior Notes are issued. "Senior Notes Indenture" shall refer to such indenture as it may be amended or modified from time to time in accordance with the provisions of this Agreement.

"Solomon Brothers" means Solomon Brother, Ltd., a Bahamas corporation.

"Solvent" means, with respect to any Person on a particular date, that on such date (i) at fair valuations, all of the assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specific Gold Covenants" means the covenants set forth in Section 7.20 hereof.

"Stock Pledge Agreements" shall mean one or more Stock Pledge Agreements (or the equivalent thereof to the extent dictated by custom and usage of the local law of the jurisdiction of organization of a foreign Subsidiary), dated as of May 14, 1993, between T&C (or one or more Subsidiaries) and Collateral Agent pursuant to which T&C (or one or more of such Subsidiaries) grants Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in (a) all of the issued and outstanding shares of stock of all of T&C's domestic Subsidiaries (including Balfour, GLI, and Group), other than any domestic Subsidiary that is an Inactive Subsidiary, (b) sixty-five percent (65%) of the issued and outstanding shares of stock of all of T&C's foreign Subsidiaries, other than any foreign Subsidiary that is an Inactive Subsidiary, and (c) all of the issued and outstanding shares of stock of Solomon Brothers owned by T&C, in each case, in order to secure the obligations of Borrower owing to the Secured Parties.

"Subordinated Indebtedness" shall mean Indebtedness of Borrower that is subordinated, in writing and on terms and conditions reasonably acceptable to Foothill, in right of payment to the prior payment in full of all of the Obligations.

"Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which Borrower, directly or indirectly, either (i) with respect to a corporation, owns or controls 50% or more of the voting power and has the ability to elect at least a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) with respect to an association, partnership, joint venture or other business entity, is entitled to share in 50% or more of the profits and losses, however determined, and has voting control with respect thereto.

"Syndicated Amount" means a sub-component of the Maximum Combined Facilities equal to the aggregate financing commitments (to the extent not breached or terminated) of all Participants.

"T&C" has the meaning ascribed thereto in the preamble to this Agreement.

"Trademark Collateral Assignments" means one or more Trademark Collateral Assignments, dated as of May 14, 1993, between Balfour, GLI, Group, and T&C, on the one hand, and, on the other hand, Collateral Agent, pursuant to which Balfour, GLI, Group, and T&C, as applicable, grant Collateral Agent a perfected security interest in their trademarks and related rights in order to secure their obligations owing to the Secured Parties.

"Voidable Transfer" has the meaning set forth in Section 15.8 hereof.

"Voting Stock" means capital stock of a Person that is entitled to vote in the election of directors without the happening of any contingency or condition. Any reference to a percentage of Voting Stock shall refer to the percentage of votes eligible to be cast for the election of directors that are attributable to the applicable shares of Voting Stock.

"Working Capital" means: (a) Consolidated Current Assets; less (b) Consolidated Current Liabilities.

"Zale Payment" shall have the meaning ascribed thereto in the Intercreditor Agreement.

"Zale Bankruptcy Claim" shall have the meaning ascribed thereto in the Intercreditor Agreement.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term 'financial statements' shall include the notes and schedules thereto. Whenever the term 'Borrower' is used in respect of a financial covenant or a related definition it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term 'including' is not limiting, and the term 'or' has, except where otherwise indicated, the inclusive meaning represented by the phrase 'and/or.' The words 'hereof,' 'herein,' 'hereby,' 'hereunder,' and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT

2.1 Revolving Advances. Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Foothill agrees to make Revolving Advances to Borrower in an amount not to exceed the Borrowing Base.

Anything to the contrary in the definition of Borrowing Base, the definition of Net Eligible Accounts Availability Component, or the definition of Eligible Inventory Availability Component notwithstanding, Foothill may reduce its advance rates based upon Net Eligible Accounts and Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of the security interests held by, or for the benefit of, Foothill in and to the Collateral.

Foothill shall have no obligation to make Revolving Advances hereunder to the extent they would cause any of the following limits to be exceeded at any time:
(i) outstanding Revolving Advances plus Non-Gold Letter of Credit Total Exposure shall not exceed the lesser of the Borrowing Base and the Maximum Amount; (ii) outstanding Revolving Advances plus Non-Gold Letter of Credit Total Exposure plus Gold Letter of Credit Total Exposure shall not exceed the Maximum Combined Facility; and (iii) outstanding Revolving Advances plus Non-Gold Letter of Credit Total Exposure plus Gold Letter of Credit Total Exposure shall not exceed the Maximum Foothill Amount plus the Syndicated Amount.

Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower or, without instructions, if in Foothill's discretion such advances are necessary to meet Obligations. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, so long as no Event of Default has occurred and is continuing, reborrowed at any time during the term of this Agreement.

2.2 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is greater than either the dollar or percentage limitations set forth in Section 2.1 (an "Overadvance") Borrower shall immediately pay to Foothill, in cash, the amount of such excess.

2.3 Mandatory Prepayments. Except to the extent otherwise required by the terms of the Intercreditor Agreement, immediately upon receipt by Borrower or any of its Subsidiaries of Net Cash Proceeds of any Asset Disposition (other than a Permitted Asset Disposition), which proceeds exceed $100,000 (it being understood that if the proceeds exceed $100,000, the entire proceeds and not just the portion in excess of the foregoing amount shall be subject to this section) for any single transaction or series of related transactions or which proceeds when aggregated with all other Net Cash Proceeds from Asset Dispositions (other than Permitted Asset Dispositions) received during the same fiscal year exceed $250,000 (it being understood that if the proceeds exceed $250,000, the entire proceeds and not just the portion in excess of the foregoing amount shall be subject to this section), Borrower shall prepay the advances outstanding under Section 2.1 in an amount equal to the Net Cash Proceeds of such Asset Disposition and, at Foothill's option, either (i) the Maximum Amount shall be permanently reduced by the amount of such prepayment, or
(ii) the definition of Eligible Inventory Availability Component shall be modified to reflect a reduction in the advance rates applicable to Eligible Finished Good Inventory and Eligible Raw Materials Inventory to the extent reasonably required by Foothill to reflect the absence of the asset or assets that are the subject of the Asset Disposition from the Collateral.

2.4 Interest: Rates, Payments, and Calculations.

    (a) Interest Rate and Letter of Credit Fees. Subject to Section 2.4(b), all Obligations, except for undrawn Letters of Credit, shall bear interest, on the average Daily Balance, at a rate of two (2) percentage points above the Reference Rate. Subject to Section 2.4(b), Foothill shall be entitled to charge Borrower a fee on the Non-Gold L/C Amount equal to two and one-half percent (2.5%) per annum times the average Daily Balance of the Non-Gold L/C Amount during the immediately preceding calendar month. Subject to Section 2.4(b), Foothill shall be entitled to charge Borrower a fee on the Gold L/C Amount equal to three percent (3.0%) per annum times the average Daily Balance of the Gold L/C Amount during the immediately preceding calendar month. The foregoing Letter of Credit fees are in addition to any fees charged by any issuer of a letter of credit other than Foothill that is supported by a Letter of Credit issued by Foothill.

    (b) Default Rate. All Obligations, except for undrawn Letters of Credit, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to six (6) percentage points above the Reference Rate. From and after the occurrence and during the continuation of an Event of Default, Foothill shall be entitled to charge Borrower a fee on the Non-Gold L/C Amount equal to six and one-half percent (6.5%) per annum times the average Daily Balance of the Non-Gold L/C Amount during the immediately preceding calendar month. From and after the occurrence and during the continuation of an Event of Default, Foothill shall be entitled to charge Borrower a fee on the Gold L/C Amount equal to seven percent (7.0%) per annum times the average Daily Balance of the Gold L/C Amount during the immediately preceding calendar month. The foregoing Letter of Credit fees are in addition to any fees charged by any issuer of a letter of credit other than Foothill that is supported by a Letter of Credit issued by Foothill.

    (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder with respect to Revolving Advances or Reimbursement Obligations for any month be less than eight percent (8%) per annum, nor shall the aggregate amount of interest accrued and payable to Foothill be less than Two Hundred Forty Thousand Dollars ($240,000) per annum, such amount to be pro-rated for any partial year. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question shall be deemed automatically increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

    (d) Payments. Interest and fees payable hereunder shall be due and payable monthly in arrears on the first day of each calendar month during the term hereof. Foothill shall, at its option, charge such interest and fees, all Foothill Expenses, and all installments due under any note payable to Foothill to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest or fees not paid when due shall be compounded by becoming a part of the Obligations, and such interest or fees shall thereafter accrue interest at the rate then applicable hereunder.

    (e) Computation. The Reference Rate as of this date is eight and one-quarter percent (8.25%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.5 Crediting Payments. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Collection Agents pursuant to the Lock Box Agreements or otherwise) shall be immediately applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. Foothill shall be entitled to charge Borrower for two (2) Business Days of "float" at the rate set forth in Section 2.4(a) on all collections, checks, wire transfers, or other items of payment that are received by Borrower or processed through the Lock Boxes (irrespective of whether forwarded by the Collection Agents to Foothill, whether owned by Foothill or Borrower or collected as agent for another, whether provisionally applied to reduce the Obligations or otherwise). This across-the-board two (2) Business Day float charge on all of Borrower's receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should such check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment received by Foothill after 11:00 a.m. Los Angeles time shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

2.6 Statements of Obligations. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

2.7 Fees. Borrower shall pay to Foothill the following fees:

    (a) Unused Line Fee. On the first day of each calendar month during the term of this Agreement, a fee, payable monthly in arrears, in an amount equal to one half of one percent (0.5%) per annum times the Average Unused Portion of the Available Maximum Combined Facility;


    (b) Annual Facility Fee. On the Closing Date, a fee in an amount equal to Three Hundred Twenty Five Thousand Dollars ($325,000), which fee shall be fully earned on the Closing Date. Thereafter, on each anniversary date of the Closing Date, a fee in an amount equal to one-half of one percent (0.5%) of the Maximum Combined Facility in effect on such date, each of which such fees shall be fully earned on each such anniversary date;

    (c) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Five Hundred Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; the costs and expenses incurred by Foothill for engaging a licensed, professional gemologist to evaluate and appraise the Inventory of Borrower; and Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review;

    (d) Servicing/Agency Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing/agency fee in an amount equal to Ten Thousand Dollars ($10,000) per month. The foregoing fee includes the $3,500 per month collateral agency fee formerly separately payable to Foothill as Collateral Agent under the written agreement referred to in Section 46 of the Intercreditor Agreement, which separate collateral agency fee is prospectively waived by Foothill and replaced by this combined fee set forth in this paragraph.

    (e) Syndication Fee. A fee of Two Hundred Fifty Thousand Dollars ($250,000) due and payable and fully earned on the Closing Date.

2.8 Letters of Credit and Letter of Credit Guarantees.

    (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue standby letters of credit (or amendments thereof consented to by the beneficiaries thereof) for the account of Borrower (each, including any such amendment, an "L/C") or to issue standby letters of credit (or amendments thereof consented to by the beneficiaries thereof) or guarantees of payment (or amendments thereof consented to by the beneficiaries thereof; each such letter of credit or guaranty, including any such amendment, an "L/C Guaranty") with respect to commercial or standby letters of credit (or amendments thereof consented to by the beneficiaries thereof) issued by another person for the account of Borrower in an aggregate outstanding undrawn face amount not to exceed: (A) with respect to Non-Gold Letters of Credit, the lesser of: (i) the Borrowing Base less the combined amount of outstanding Revolving Advances and Non-Gold Reimbursement Obligations, and (ii) One Million Dollars ($1,000,000); and (B) with respect to Gold Letters of Credit, the lesser of: (i) the Gold Borrowing Base less outstanding Gold Reimbursement Obligations, and (ii) the Gold Letter of Credit Limit. Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of L/Cs that are to be the subject of L/C Guarantees. Except as Foothill may otherwise agree in its sole discretion, each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.5 and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue any Letter of Credit to the extent that, after giving effect thereto, any of the following limits would be exceeded: (i) outstanding Revolving Advances plus Non-Gold Letter of Credit Total Exposure shall not exceed the lesser of the Borrowing Base and the Maximum Amount; (ii) outstanding Revolving Advances plus Non-Gold Letter of Credit Total Exposure plus Gold Letter of Credit Total Exposure shall not exceed the Maximum Combined Facility; (iii) outstanding Revolving Advances plus Non-Gold Letter of Credit Total Exposure plus Gold Letter of Credit Total Exposure shall not exceed the Maximum Foothill Amount plus the Syndicated Amount; and (iv) Gold Letter of Credit Total Exposure shall not exceed the Gold Letter of Credit Limit. The Non-Gold Letters of Credit issued under this Section 2.8 shall be used by Borrower, consistent with this Agreement, for working capital purposes. The Gold Letters of Credit issued under this Section 2.8 shall be used by Borrower, consistent with this Agreement, for the purpose of supporting obligations of Borrower to the Gold Consignor pursuant to the Gold Consignment Agreement. If Foothill is obligated to advance funds under a Letter of Credit, the related Reimbursement Obligation shall be immediately due and payable to Foothill, shall be immediately reimbursed by Borrower to Foothill unless otherwise agreed by Foothill in its sole discretion (provided that Borrower may direct Revolving Advances to be made to reimburse same to the extent of availability and subject to the terms and conditions set forth herein), and shall bear interest as if it were a Revolving Advance; and, without limiting the foregoing, Foothill at its sole option may make a Revolving Advance for the account of Borrower without notice to Borrower to repay such Reimbursement Obligation, or may elect to deem such Reimbursement Obligation to be a Revolving Advance made by Foothill to Borrower pursuant to Section 2.1 which, thereafter, shall bear interest on the terms and conditions provided in Section 2.4.

    (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys' fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any L/Cs guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence (other than gross negligence of Foothill), or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

    (c) Borrower hereby authorizes and directs any bank that issues an L/C guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the L/C, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the L/C and the related application. Borrower may or may not be the "account party" on such L/Cs.

    (d) Any and all service charges, commissions, fees and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and shall be immediately reimbursable by Borrower to Foothill. Service charges, commissions, fees and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

    (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any issuing bank under outstanding L/C Guarantees, or
(ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill may be held as the cash collateral required by this Section 2.8(e).

    (f) Should there exist, at any time, for any reason, a Gold Coverage Deficiency, Foothill may, at its sole option, (i) demand that Borrower immediately cause one or more outstanding Gold Letters of Credit to be reduced in outstanding undrawn amount (by amendment thereof accepted by the beneficiary thereof, and to which Borrower hereby consents in advance) so as to reduce the Gold Letter of Credit Undrawn Exposure by an amount sufficient to eliminate such Gold Coverage Deficiency, (ii) prior to any such reduction under clause (i), or in lieu thereof, impose reserves against the Borrowing Base for Revolving Advances in an amount up to such Gold Coverage Deficiency, (iii) prior to any such reduction under clause (i), or in lieu thereof, demand that Borrower post cash collateral with Foothill sufficient to cover such Gold Coverage Deficiency (with which demand Borrower immediately shall comply).

3. CONDITIONS; TERM OF AGREEMENT

3.1 Conditions Precedent to Initial Revolving Advance or Letter of Credit. The obligation of Foothill to make the initial Revolving Advance or to provide the initial Letter of Credit hereunder is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

    (a) the Closing Date shall occur on or before the Proposal Expiry Date;

    (b) Foothill shall have received copies of each Debtor's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or Clerk of each such Debtor;

    (c) Foothill shall have received a certificate of corporate status with respect to each Debtor, dated within twenty (20) days of the Closing Date, by the Secretary of State of the state of incorporation of such Debtor, which certificate shall indicate that such Debtor is in good standing in such state;

    (d) Foothill shall have received a certificate from the Secretary or Clerk of each Debtor attesting to the resolutions of such Debtor's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which such Debtor is a party and authorizing specific officers of such Debtor to execute same;

    (e) [Intentionally omitted];

    (f) Foothill shall have received the insurance certificates or certified copies of the policies of insurance required by Section 6.11 hereof along with a 438BFU Lender's Loss Payable Endorsement, or an equivalent endorsement, naming the Collateral Agent and each of the Secured Parties as loss payees or additional assureds, as applicable, as their interests may appear, all in form and substance satisfactory to Foothill and its counsel;

    (g) To the extent that such documents were not delivered in connection with the Prior Agreement, Foothill shall have received each of the following documents, duly executed, and each of the following documents (including those delivered in connection with the Prior Agreement) shall be and remain in full force and effect after giving effect to this Agreement:

             (i)   the Intercreditor Agreement;
            (ii)   the Lock Box Agreements;
           (iii)   the Mortgages;
            (iv)   the Creditor Agreement;
             (v)   the Patent Collateral Assignments;
            (vi)   the Security Agreements;
           (vii)   the Stock Pledge Agreements; and
          (viii)   the Trademark Collateral Assignments;

    (h) Foothill shall have received confirmation that the Collateral Agent (or its subagent, in the case of shares of stock of foreign Subsidiaries) is in possession of (i) all of the issued and outstanding shares of stock of all of T&C's domestic Subsidiaries (including Balfour, GLI, and Group), other than any domestic Subsidiary that is an Inactive Subsidiary, (ii) sixty-five percent (65%) of the issued and outstanding shares of stock of all of T&C's foreign Subsidiaries, other than any foreign Subsidiary that is an Inactive Subsidiary, and (iii) all of the issued and outstanding shares of stock of Solomon Brothers owned by T&C, as well as stock powers with respect thereto endorsed in blank;

    (i) Foothill shall have received such searches as it may require reflecting the filing of the Collateral Agent's financing statements and fixture filings, and the Collateral Agent shall have received certificates of title with respect to the Collateral which shall have been duly executed in order to perfect all of the security interests granted to the Collateral Agent;

    (j) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

    (k) To the extent that Foothill is not already in possession of same with respect to the Prior Agreement, Foothill shall have received landlord waivers from the lessors of those locations listed on Schedule 6.15B attached hereto;

    (l) Foothill shall have received a certificate from Borrower, dated as of the Closing Date, duly executed by an Authorized Officer and a Secretary or Clerk of each Debtor composing Borrower, certifying that no Event of Default has occurred and is continuing on the Closing Date;

    (m) Foothill shall have received executed disbursement instructions from Borrower, addressed to Foothill, with respect to the advances to be made on the Closing Date, directing Foothill to disburse the proceeds of such advances in accordance with the terms of Section 7.18 hereof;

(n) Foothill shall have received a compliance certificate from Borrower, dated as of the Closing Date, duly executed either by the chief financial officer of Borrower or by Robert Hannon as the assistant clerk of and attorney-in-fact for Borrower, detailing the calculations made by Borrower, by which Borrower has determined that it is in compliance with the covenants contained in Section 6.13 which are applicable as of the Closing Date;

    (o) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the due consummation of the transactions contemplated hereby shall have been issued and remain in force by any governmental authority against Borrower, Foothill, any of the other Secured Parties, or any of their Affiliates;

    (p) Foothill shall have received a copy of the fully executed Gold Consignment Agreement, together with a certificate of a Clerk of T&C certifying same to be a true and correct copy thereof;

    (q) [Intentionally omitted];

    (r) Foothill shall have received confirmation that the notification to the Attorney General of the Commonwealth of Massachusetts that is required to exempt the transactions hereunder from the provisions of the usury laws of Massachusetts has been sent to and received by such office; and

    (s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

3.2 Conditions Concurrent to Initial Revolving Advance or Letter of Credit. The obligation of Foothill to make the initial Revolving Advance or to provide the initial Letter of Credit hereunder is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions concurrent on the Closing Date:

    (a) all obligations of Borrower to the Exiting Gold Banks shall have been satisfied, any gold owned by the Exiting Gold Banks and consigned to Borrower shall have been purchased by Borrower, returned to the Exiting Gold Banks, or transferred by the Exiting Gold Banks to Gold Consignor to be on consignment to Borrower pursuant to the Gold Consignment Agreement, all claims of the Exiting Gold Banks to any security interests or liens on Collateral shall have been terminated or released by the Exiting Gold Banks, and each of the foregoing items shall have been demonstrated to Foothill to its reasonable satisfaction;

    (b) the proceeds of any initial advances made hereunder on the Closing Date shall be used for the purposes set forth in Section 7.18 of this Agreement;

3.3 Conditions Precedent to all Revolving Advances and Letters of Credit. The following shall be conditions precedent to all Revolving Advances and Letters of Credit hereunder:

    (a) the representations and warranties of Borrower contained in this Agreement and the Loan Documents shall be true and correct in all respects on and as of the date of such Revolving Advance or Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

    (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such Revolving Advance or Letter of Credit, nor shall either result from the making or issuance of the Revolving Advance or Letter of Credit.

3.4 [Intentionally Omitted].

3.5 Term; Renewal. This Agreement shall become effective as of the date first set forth herein upon the execution and delivery hereof by Borrower and Foothill and, except as otherwise set forth herein, shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is two (2) years from such date first set forth herein. This Agreement may be renewed by Foothill, prior to the Renewal Date, at Foothill's sole option, for an additional term of three (3) years following the Renewal Date, by notice from Foothill to Borrower given not less than sixty (60) days prior to the Renewal Date, if this Agreement has not been sooner terminated pursuant to the terms hereof. In the event Foothill so extends the term hereof, such extended term shall expire on the date that is five (5) years from the date first set forth herein. Borrower may not terminate this Agreement prior to the expiration of the term hereof (including the three-year extended term if Foothill so elects to extend the term hereof), except in accordance with Section 3.7 hereof. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence of an Event of Default.

3.6 Effect of Termination. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding Letters of Credit) shall become immediately due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and the Collateral Agent's continuing security interest in the Collateral for the benefit of Foothill shall remain in effect until all Obligations have been fully discharged and Foothill's obligation to extend credit hereunder is terminated.

3.7 Early Termination by Borrower. The provisions of Section 3.5 that restrict the ability of Borrower to terminate this Agreement by Borrower notwithstanding, at any time after the Closing Date, Borrower has the option, upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including any contingent reimbursement obligations of Foothill under Letters of Credit), together with a premium (the "Early Termination Premium") equal to:

    (a) If such termination occurs on or before the first anniversary of the date first set forth herein, an amount equal to five percent (5.0%) of the Maximum Combined Facility;

    (b) If such termination occurs after the first anniversary of the date first set forth herein and on or before the second anniversary of the date first set forth herein, an amount equal to four percent (4.0%) of the Maximum Combined Facility;

    (c) If Foothill exercises its option to extend the term hereof for three years after the Renewal Date, and if such termination occurs after the second anniversary of the date first set forth herein and on or before the third anniversary of the date first set forth herein, an amount equal to three percent (3.0%) of the Maximum Combined Facility;

    (d) If Foothill exercises its option to extend the term hereof for three years after the Renewal Date, and if such termination occurs after the third anniversary of the date first set forth herein and on or before the fourth anniversary of the date first set forth herein, an amount equal to two percent (2.0%) of the Maximum Combined Facility; and

    (e) If Foothill exercises its option to extend the term hereof for three years after the Renewal Date, and if such termination occurs after the fourth anniversary of the date first set forth herein and before the fifth anniversary of the date first set forth herein, an amount equal to one percent (1.0%) of the Maximum Combined Facility.

The foregoing notwithstanding, any payments by Borrower required in conjunction with any reductions required as a result of consummation of the Pending Material Transaction shall be without premium or penalty.

3.8 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.8 shall be deemed included in the Obligations.

4. COLLATERAL

4.1 Collection of Accounts, General Intangibles, Negotiable Collateral. On or before the Closing Date, Foothill, Borrower, and the Collection Agents shall enter into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment will be forwarded to Foothill on a daily basis; provided, however, that the foregoing shall not apply to any property or asset that composes the Excluded Assets. At any time, Foothill or Foothill's designee may (in the reasonable exercise of its discretion): (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill is the beneficiary of a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account; provided, however, that the foregoing shall not apply to any property or asset that composes the Excluded Assets. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment that it receives on account of the Accounts, General Intangibles, or Negotiable Collateral and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower; provided, however, that the foregoing shall not apply to any property or asset that composes the Excluded Assets. In the event that Foothill receives the proceeds of any Excluded Assets, Foothill shall dispose of such proceeds in accordance with the terms and conditions of the Intercreditor Agreement. In this regard, Foothill and Borrower have agreed that, prior to the occurrence and continuance of an Event of Default, any Zale Payments are to be made available to Borrower with Borrower being responsible to remit the portion thereof constituting a portion of the Zale Bankruptcy Claim to the representative of the Secured Party with the first priority interest therein. From and after the occurrence and during the continuance of an Event of Default, Foothill may exercise control over the Zale Payments and require same to be paid to an account controlled solely by Foothill. If Foothill does exercise such control over and with respect to the Zale Payments, Foothill shall determine the amount thereof that is allocable to the Zale Bankruptcy Claim and, subject to the terms of the Intercreditor Agreement, shall remit such portion to the representative of the Secured Party with the first priority interest therein. In order to effectuate such understanding, Borrower and Foothill have agreed to establish a joint account with one of the Collection Agents and to provide such Collection Agent with standing instructions designed to implement such agreement.

4.2 Delivery of Additional Documentation Required. Borrower shall execute and deliver to Foothill or the Collateral Agent, as the case may be, at any time and from time to time at the request of Foothill, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form reasonably satisfactory to Foothill, to perfect and continue perfected the security interests of the Collateral Agent in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Collateral Agent and Foothill, in its capacity as a subagent of the Collateral Agent under the Intercreditor Agreement (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power (in Collateral Agent's or Foothill's reasonable discretion) to: (a) if Borrower fails to, or refuses timely to execute and deliver any of the documents described in Section 4.2, sign the name of Borrower on any of the documents described in Section 4.2 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue perfected the Collateral Agent's security interest in the Collateral (so long as such act is not prohibited by the terms of the Intercreditor Agreement); (b) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Collateral Agent's or Foothill's possession; (e) at any time that an Event of Default has occurred, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Collateral Agent or Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, make, settle, adjust all claims under, and make all determinations and decisions with respect to Borrower's policies of insurance relating to the Collateral as to which Foothill holds, or is the beneficiary of, a first priority security interest; and (g) at any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Faithful determines to be reasonable, and Collateral Agent or Foothill may cause to be executed and delivered any documents and releases which Collateral Agent or Foothill reasonably determines to be necessary. The appointment of Collateral Agent and Foothill as Borrower's attorney, and each and every one of Collateral Agent's and Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

4.4 Right to Inspect; Payment of Certain Costs, Fees, and Expenses Relating to Collateral. Foothill (through any of its officers, employees, agents, or independent contractors (including the Gold Consignor)) shall have the right, at Borrower's expense, from time to time hereafter to inspect the Collateral and Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. So long as no Event of Default has occurred and is continuing, Foothill and Borrower agree that any such inspections shall occur during normal business hours. Without limiting the generality of the foregoing, subject to the Intercreditor Agreement, Borrower shall pay when due all costs, expenses, and fees charged to it by Gold Consignor pursuant to the Gold Consignment Agreement or the Creditor Agreement.


5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Foothill as follows:

5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances except for Permitted Liens.

5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, and, to the best of Borrower's knowledge, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and marketable quality.

5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.15A or otherwise permitted by Sections 6.15 and 7.11.

5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor; it being expressly understood, however, that the EPG division of Balfour and GLI do not maintain a perpetual inventory reporting system.

5.6 Location of Chief Executive Office. The chief executive office of each Debtor is located at the address indicated in the first paragraph of this Agreement and Borrower covenants and agrees that it will not, without thirty
(30) days prior written notification to Foothill, relocate any of such chief executive offices.

5.7 Due Organization and Qualification. Each Debtor is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified or where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations (financial or otherwise), finances, or prospects of Borrower.

5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Debtor's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Debtor's Articles or Certificate of Organization or Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which such Debtor is a party.

5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff, matters disclosed on Schedule 5.9, and matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of any portion of the Obligations or materially impair the value or priority of Foothill's beneficial security interest in the Collateral.

5.10 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower that have been or may hereafter be delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower as measured against the most recent financial statements delivered to Foothill pursuant to the Prior Agreement.

5.11 Solvency. Each of T&C and Group is Solvent. Each of GLI and Balfour is Not Insolvent. No transfer of property is being made by any Debtor and no obligation is being incurred by any Debtor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Debtor.

5.12 ERISA. None of Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under Section 4041(e) of ERISA. The PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Neither Borrower nor any ERISA Affiliate would be liable for any amount pursuant to Sections 4062, 4063, or 4064 of ERISA if all Plans terminated as of the most recent valuation dates of such Plans. Neither Borrower nor any ERISA Affiliate have: withdrawn from a "multiple employer Plan" during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or failed to make a payment to a Plan required under Section 302(f)(1) of ERISA such that security would have to be provided pursuant to Section 307 of ERISA. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Media have made all contributions required to be made by them to any Plan or MultiempLoyer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

5.13 Environmental Condition. Except to the extent disclosed on Schedule 5.13, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, except for the storage and handling of immaterial amounts of Hazardous Materials commonly and lawfully used in office buildings and distribution centers and in the manufacture of jewelry. Except to the extent disclosed on Schedule 5.13, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Except to the extent disclosed on Schedule 5.13, Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.14 Ownership of Subsidiaries; Inactive Subsidiaries. Schedule 5.14 attached hereto accurately sets forth (i) the correct legal name of each of the Subsidiaries owned, directly or indirectly, by T&C, (ii) the number of authorized, issued, and outstanding shares of capital stock of each such Subsidiary, (iii) the ownership of such shares of capital stock, and (iv) whether such shares are fully paid and non-assessable. All of the shares of stock of each of such Subsidiaries owned by T&C, or one or more of the Subsidiaries, are free and clear of all liens, security interests, or other encumbrances other than those in favor of the Collateral Agent for the benefit of the Secured Parties. The Inactive Subsidiaries do not have any properties or assets, except perhaps properties or assets of de minimis value, nor are they conducting any business or operations.

5.15 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement shall be automatically deemed repeated with each Revolving Advance or issuance of a Letter of Credit and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower shall now or hereinafter give, or cause to be given, to Foothill.

6. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Foothill shall otherwise consent in writing, each Debtor composing Borrower shall do all of the following:

6.1 Accounting System. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be reasonably requested by Foothill. Borrower shall also keep proper books of account showing all sales, claims, and allowances on its Inventory.

6.2 Collateral Reports. Borrower shall deliver to Foothill, no later than the tenth (10th) Business Day of each fiscal month of Borrower during the term of this Agreement, a Monthly Gold Certificate, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall deliver to Foothill, each Business Day, or at such less frequent intervals as may from time to time be required by Foothill, a Gold roll-forward report, setting forth the opening balance of Gold (owned and consigned) of Borrower in fto (which opening balance shall be the same as the closing balance from the last such report, additions in fto for the period covered by the report, subtractions in fto for the period covered by the report, and the closing balance in fto as at the end of the period covered by the report, the purpose of which roll-forward reports shall be to enable Foothill to be updated as to the status of Gold (owned and consigned) of Borrower in between receipt of Monthly Gold Certificates, and which roll-forward reports shall be in such format as may reasonably be required by Foothill. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, at Foothill's request, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time reasonably require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill. In addition to the foregoing, Borrower shall comply with all reporting requirements of Gold Consignor under the Gold Consignment Agreement or the Creditor Agreement.

6.3 Schedules of Accounts. With such regularity as Foothill shall reasonably require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interest or other rights in and to the Accounts.

6.4 Financial Statements, Reports, Certificates. Borrower agrees to deliver to
Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, to the extent prepared, such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each of its Subsidiaries separately, and on a consolidated basis.

Together with the above, Borrower also shall deliver to Foothill T&C's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by T&C with the Securities and Exchange Commission, if any, within fifteen (15) days after the same are filed, or any other information that is provided by T&C to its shareholders generally, and any other report reasonably requested by Foothill relating to the Collateral or the financial condition of Borrower.

Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by T&C's chief financial officer to the effect that: (a) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fully and fairly present the financial condition of Borrower; (b) Borrower is in timely compliance with all of its covenants and agreements hereunder; (c) the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (d) on the date of delivery of such certificate to Foothill there does not exist any condition or event which constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking or proposes to take with respect thereto).

Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

6.5 Tax Returns. Borrower agrees to deliver to Foothill copies of each of T&C's future federal income tax returns, and any amendments thereto, within thirty
(30) days of the filing thereof with the Internal Revenue Service.

6.6 Designation of Inventory. Borrower shall now and from time to time hereafter, but not Less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying Borrower's cost and the wholesale market value of Borrower's raw materials, work in process, and finished goods, and further specifying such other information (including the percentage of such value that is composed of precious metals) as Foothill may reasonably request.

6.7 Returns. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default, any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. Borrower shall notify Foothill on a daily basis of all returns and recoveries (other than so-called 'memo' transactions) and of all disputes and claims involving amounts in excess of $20,000.

6.8 Title to Equipment. At any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, at Foothill's request, Borrower shall immediately deliver to the Collateral Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.9 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

6.10 Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before deficiency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable law, including those Laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Faithful with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits. The foregoing to the contrary notwithstanding, Borrower shall not be required to pay or discharge any such assessment or tax so long as the validity thereof shall be the subject of a Permitted Protest.

6.11 Insurance.

    (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

    (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or all equivalent endorsement in a form satisfactory to Foothill, showing the Collateral Agent and each of the Secured Parties as Loss payees or additional assureds thereof, as the case may be, and as their interests may appear, and shall contain a waiver of warranties, and shall specify that the insurer must give at least thirty (30) days prior written notice to the Collateral Agent and Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certificates respecting such policies of insurance and, upon request therefor by Foothill, evidence of the payment of all premiums therefor. Except to the extent that the Intercreditor Agreement may provide otherwise, all proceeds payable under any such policy with respect to Collateral as to which Foothill has, or is the beneficiary of, a first priority security interest shall be payable to Foothill to be applied on account of the Obligations.

6.12 Foothill Expenses. Borrower shall immediately, upon written notice, reimburse Foothill for all sums expended by Foothill which constitute Foothill Expenses and Borrower hereby authorizes and approves all advances and payments by Foothill for items constituting Foothill Expenses and authorizes Foothill, without prior written notice, to charge Borrower's loan account for the amount thereof as and when incurred or expended.

6.13 Financial Covenants. Borrower shall maintain:

    (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one and three-quarters to one (1.75:1.0), measured on a fiscal quarter basis.

    (b) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth of at least Forty-Eight Million Dollars ($48,000,000), measured on a fiscal quarter basis.

    (c) Working Capital. Working Capital of not less than Seventy Five Million Dollars ($75,000,000), measured on a fiscal quarter basis.

    (d) Consolidated Interest Coverage Ratio. A Consolidated Interest Coverage Ratio of not less than three-quarters to one (.75:1.0), measured on a fiscal quarter basis (for the purposes hereof, the Consolidated Interest Coverage Ratio will be calculated based upon the most recently completed twelve (12) month period.

    (e) Consolidated Total Senior Liabilities to Consolidated Tangible Capital Base. A ratio of Consolidated Total Senior Liabilities divided by Consolidated Tangible Capital Base of not more than nine tenths to one (.90:1.0), measured on a fiscal quarter basis.

    (f) Consolidated Adjusted Total Senior Liabilities to Consolidated Tangible Capital Base. A ratio of Consolidated Adjusted Total Senior Liabilities divided by Consolidated Tangible Capital Base of not more than one and fifteen one-hundredths to one (1.15:1.0), measured on a fiscal quarter basis.

    (g) Consolidated Operating Income. Borrower shall not permit its consolidated operating income to be less than Twelve Million Dollars ($12,000,000) for any fiscal year of Borrower commencing with Borrower's fiscal year ending February 23, 1997.

    (h) Operating Income at Town & Country Fine Jewelry Group, Inc. Borrower shall not permit Group's operating income to be less than Ten Million Three Hundred Thousand Dollars ($10,300,000) for any fiscal year of Group commencing with Group's fiscal year ending February 23, 1997.

    (i) Operating Income at L.G. Balfour Company, Inc. Borrower shall not permit Balfour's operating income to be less than Two Million Eight Hundred Thousand Dollars ($2,800,000) for any fiscal year of Balfour commencing with Balfour's fiscal year ending February 23, 1997.


    (j) Gross Profit at Town & Country Fine Jewelry Group, Inc. Borrower shall not permit Group's gross profit to be less than Twenty Six Million One Hundred Thousand Dollars ($26,100,000) for any fiscal year of Group commencing with Group's fiscal year ending February 23, 1997.


With respect to the foregoing covenants, Foothill and Borrower agree that Borrower has made a good faith estimate of the expenses incurred or to be incurred relating to the restructuring of its Gold facility (which expenses are estimated at $900,000) and the Pending Material Transaction (which expenses are estimated at $1,100,000). Of such $2,000,000, T&C expensed $450,000 in its fiscal year ended February 25, 1996. Borrower believes there should not be any significant increase in these expenses, which therefore currently would be expected to have an approximate $1,550,000 impact on its financial statements for its fiscal year ending in 1997. Foothill agrees that up to, but not more than, $2,000,000 of such expenses shall be disregarded for purposes of making all financial covenant calculations that pertain to Borrower's fiscal year ending Febraury 23, 1997.

Should the Pending Material Transaction be consummated with the consent of Foothill, Borrower and Foothill will negotiate in good faith to reset the foregoing covenants at reasonable levels within forty-five days following the Pending Material Transaction Closing Date, taking into account the effect of the consummation of the Pending Material Transaction.

6.14 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.15 Location of Inventory and Equipment. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent. Except as otherwise provided in the last sentence of this Section 6.15, Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.15A; provided, however, that Borrower may amend Schedule 6.15A so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's security interest in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill; provided further, however, that the foregoing shall not prevent Borrower from providing Inventory to its sales personnel or from providing Inventory 'samples' to customers or potential customers so long as such activities are in the ordinary course of Borrower's business, consistent with its past practices, and involve a de minimis amount of Inventory. The foregoing notwithstanding, Borrower may permit not more than 800 fto of Precious Metals in the aggregate at any time to be in the possession of Outside Processors at locations not listed on Schedule 6.15A, so long as not more than 100 fto of such Precious Metals are maintained at any time at any such location, and so long as such Precious Metals are accounted for in the Monthly Gold Certificates provided by Borrower to Foothill in accordance with the provisions of this Agreement.

7. NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, each Debtor composing Borrower will not do any of the following without Foothill's prior written consent:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

    (a) Indebtedness evidenced by this Agreement;

    (b) Indebtedness existing as of the closing Date and set forth on Schedule
7.1 attached hereto;

    (c) Indebtedness evidenced by the Senior Notes, together with the Senior Notes Guarantees with respect thereto;

    (d) Indebtedness evidenced by the New Senior Subordinated Notes and such additional New Senior Subordinated Notes as may be issued after the date on which the New Senior Subordinated Notes are originally issued in lieu of the payment of cash interest on the New Senior Subordinated Notes in accordance with the original terms and conditions of the New Senior Subordinated Notes and the New Senior Subordinated Notes Indenture therefor, together with the New Senior Subordinated Notes Guarantees with respect thereto;

    (e) [intentionally omitted];

    (f) [intentionally omitted];

    (g) Indebtedness evidenced by the Gold Consignment Agreement;

    (h) [intentionally omitted];

    (i) Indebtedness secured by Permitted Liens;

    (j) Indebtedness of any Debtor owing to any other Debtor or to any Subsidiary, so long as such Indebtedness is subordinated, in writing, in right of payment to the payment in full of the Obligations on terms and conditions reasonably satisfactory to Foothill;

    (k) Indebtedness evidenced by the New Exchangeable Preferred Stock, together with accrued but unpaid dividends thereon;

    (l) interest rate protection agreements of Borrower covering Indebtedness of Borrower, (which Indebtedness (i) bears interest at fluctuating interest rates, and (ii) is otherwise permitted to be issued under this Section 7.1), in each case, only if the notional principal amount of such interest rate protection agreement does not exceed the principal amount of the Indebtedness to which the interest rate protection agreement relates;

    (m) Indebtedness arising under the provisions of the Registration Effectiveness Agreement; and

    (n) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) through (l) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Permitted Liens that are continued or renewed as permitted under Section 7.1(n)).

7.3 Restrictions on Fundamental Changes. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one traction or a series of transactions, all or substantially all of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the assets, stock, or other evidence of beneficial ownership of any Person or entity.

7.4 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of Borrower's business, including any Asset Disposition; provided, however, that the foregoing shall not prevent the making of any Permitted Asset Disposition or any disposition of real property listed on Schedule 7.4 on substantially the terms previously disclosed to Foothill.

7.5 Change Name. Change its name, business structure, or identity, or add any new fictitious name.

7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third party in an aggregate amount in excess of $250,000, except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill and except that one Debtor may guarantee or otherwise become liable with respect to any Indebtedness of another Debtor so long as the underlying Indebtedness is permitted under Section 7.1 hereof.

7.7 Nature of Business; Fiscal Year. Make any change in the nature of Borrower's business or the commencement and expiration of its fiscal year.

7.8 Prepayments. Except as permitted by Section 7.l(n), prepay, redeem, or repurchase any Indebtedness owing to any third party; provided, however, that this Section 7.8 shall not prohibit: (i) the performance by T&C of its mandatory redemption obligations set forth in Sections 3.02, 4.05, 4.08, 4.11, or 4.13 of the Senior Notes Indenture, and/or the redemption by T&C of Senior Notes pursuant to Section 3.09 of the Senior Notes Indenture (as added by the First Supplemental Indenture thereto dated as of August 31, 1993) from "Collateral Proceeds" (as such term is defined in the Senior Notes Indenture); and (ii) so long as no Event of Default has occurred and is continuing and so long as to do so would not be in contravention of the subordination terms contained in such New Senior Subordinated Notes Indenture, the performance by T&C of its mandatory redemption obligations as set forth in Sections 4.04, 4.08, 4.10, and 4.12 of the New Senior Subordinated Notes Indenture. In addition, Borrower agrees that it will not pay in cash any interest that it is contractually permitted to pay-in-kind.

7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 Capital Expenditures. Make any capital expenditure, or any commitment therefor, in excess of One Million Dollars ($l,000,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of Four Million Dollars ($4,000,000). Should the Pending Material Transaction be consummated with the consent of Foothill, Borrower and Foothill will negotiate in good faith to reset the foregoing covenants at reasonable levels within forty-five days following the Pending Material Transaction Closing Date, taking into account the effect of the consummation of the Pending Material Transaction.

7.11 Consignments. Consign any Inventory, sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided, however, that the foregoing shall not prevent Borrower from consigning Inventory to third Persons in the ordinary course Borrower's business, consistent with its past practices, so long as at the time of any such consignment, Borrower takes such steps as may be necessary so as to ensure that such consigned Inventory is not subject to the claims of the consignees creditors or that Borrower has priority over any perfected security interests in the inventory of such consignee.

7.12 Distributions. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, that this Section 7.12 shall not prohibit: (i) the payment of dividends payable solely in shares of a class of stock (other than stock that has a mandatory dividend or redemption obligation) to the holders of that class or a dividend consisting solely of options or warrants or other rights to purchase capital stock (other than stock that has a mandatory dividend or redemption obligation); (ii) the performance by T&C of its obligations under the Registration Effectiveness Agreement; (iii) the exchange of shares of New Exchangeable Preferred Stock for shares of common stock of LSI to the extent and as provided for in the Certificate of Designation; (iv) dividends or distributions payable by a Debtor to another Debtor; and (v) so long as no Event of Default has occurred and is continuing and so long as the Consolidated Fixed Charge Ratio is greater than 1.25 to 1 at the time of and after giving effect to such declaration and payment, dividends payable to holders of the New Exchangeable Preferred Stock.

7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

7.14 Investments. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person, except for the following:

    (a) Permitted Investments;

    (b) investments by a Debtor in another Debtor;

    (c) loans by one or more of the Debtors to one or more of the foreign Subsidiaries of T&C (other than a foreign Subsidiary that is an Inactive Subsidiary), so long as the aggregate amount of all such loans outstanding at any one time does not exceed $2,000,000;

    (d) loans to employees of Borrower in an aggregate principal amount at any time outstanding not in excess of $500,000;

    (e) the shares of stock of Solomon Brothers and LSI owned by T&C as of the Closing Date, together with any non-cash dividends and distributions issued, from time to time, with respect thereto; and

    (f) any reorganization securities issued to Borrower in connection with Borrower's claim filed in the chapter 11 bankruptcy proceedings relating to Zale Corporation and certain of its Affiliates.

Anything contained in this Agreement to the contrary notwithstanding, in no event shall Borrower or any of the Subsidiaries, directly or indirectly, make or ache any further beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, one or more of the Inactive Subsidiaries.

7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for Permitted Affiliate Transactions. To the extent that any such proposed transaction involves $250,000 or more, Borrower shall provide Foothill with prior notice and the details thereof.

7.16 Suspension. Suspend or go out of a substantial portion of its business.

7.17 Compensation. Pay or accrue compensation, during any year, to the officers and senior management employees (exclusive of those who also serve as officers or senior management employees of T&C) of any of the Subsidiaries in excess of the amounts that have been pre-approved by the senior officers of T&C; pay or accrue compensation, during any year, to the officers and senior management employees of T&C (inclusive of those who also serve as officers or senior management employees of T&C) in excess of the amounts that have been pre-approved by the Compensation Committee of the Board of Directors of T&C, which committee shall be composed solely of independent directors. Borrower agrees that it shall not accept the resignation of an officer or senior management employee of T&C and appoint such individual as an officer or senior management employee of any of the Subsidiaries unless there is a valid business purpose to do so and so long as the resignation and appointment is not motivated by a desire to circumvent the requirements of this Section 7.17.

7.18 Use of Proceeds. Use the proceeds of the advances made hereunder for any other purpose than (i) to repay or retire obligations due the Exiting Gold Banks; (ii) to refinance in full, on the Closing Date, the outstanding principal, accrued interest, accrued fees and any other "Obligations" (as therein defined) owing under the Prior Agreement; (iii) to pay Transaction Costs; and (iv) thereafter, consistent with the terms and conditions hereof, for Borrower's lawful and permitted corporate purposes.

7.19 Amendment of Certain Documents.

    (a) Agree to any amendment to, or waive any of its rights with respect to, the terms and provisions regarding interest rates, principal or interest payment amounts, total principal amounts or similar material terms and provisions of any or all of the Senior Notes or the Senior Notes Indenture, or the New Senior Subordinated Notes or the New Senior Subordinated Notes Indenture, or any related documents or agreements, or any amendments or waivers with respect to any of the foregoing, without in each case obtaining the prior written consent of Foothill to such amendment or waiver; provided, however, that the foregoing shall not restrict any amendment of any indenture pursuant to which such debentures or notes were or are issued in order to conform such documents with the provisions of the Trust Indenture Act.

    (b) Agree to any amendment to or waiver of the subordination terms and provisions of any or all of the New Senior Subordinated Notes, without obtaining the prior written consent of Foothill thereto.

    (c) Agree to any amendment to or waiver of the events of default, redemption provisions, or affirmative and negative covenants of any or all of the Senior Notes or the Senior Notes Indenture, or the New Senior Subordinated Notes or the New Senior Subordinated Notes Indenture (including the defined terms related to any of the foregoing), which would make such terms or conditions materially more onerous or restrictive to Borrower, without obtaining the prior written consent of Foothill to such amendment or waiver.

Anything contained herein to the contrary notwithstanding, this Section 7.19 shall not prohibit or restrict the refinancing of any Indebtedness to the extent permitted by Section 7.1 hereof.

7.20 Specific Gold Covenants.

    (a) Consign or deliver Precious Metals to foreign Subsidiaries or foreign sales representatives.

    (b) Deliver "memo Inventory" (including Precious Metals) anywhere outside the United States of America.

    (c) Consign or deliver goods containing an aggregate, at any one time, of more than seven thousand five hundred (7,500) fto of Precious Metals to the sales representatives or agents of Borrower.

    (d) Consign or deliver (including on memo or any similar arrangement) goods containing an aggregate, at any time, of more than fifteen thousand (15,000) fto of Precious Metals to customers of Borrower (and, for the purpose of this paragraph, Balfour sales representatives' sample lines will be treated as consignments to customers of Borrower).

    (e) Consign or deliver (including on memo or any similar arrangement) goods containing an aggregate, at any time, of more than five thousand (5,000) fto of Precious Metals to any single customer (and, for the purpose of this paragraph, Balfour sales representatives' sample lines, as a whole, will be treated as consignments to a single customer of Borrower).

    (f) Have more than thirteen thousand (13,000) fto of Precious Metals in the aggregate, at any time, at, or in transit to or from, Outside Processors.

    (g) Fail to maintain Equity Precious Metals in an aggregate amount equal to or greater than the aggregate amount of Precious Metal of Borrower on memo or consignment to customers of Borrower (and, for the purpose of this paragraph, Balfour sales representatives' sample line will be treated as consignments to customers of Borrower).

    (h) Permit the aggregate number of fto of Precious Metals of Borrower (whether consisting of Consigned Precious Metals or Equity Precious Metals), at any time, without duplication, (i) at, or in transit to or from, Outside Processors, (ii) on consignment to customers of Borrower, (iii) at, or in transit to or from, customers of Borrower pursuant to "memo" transactions, or
(iv) in the possession of sales representatives of Borrower, minus one hundred percent (100%) of the aggregate number of fto of Equity Precious Metals, to equal or exceed ten percent (10%) of the aggregate number of fto of Consigned Precious Metals.

    (i) Obtain Precious Metals on consignment from a third person or entity except for consignments by Gold Consignor to Borrower pursuant to the Gold Consignment Agreement.

Should the Pending Material Transaction be consummated with the consent of Foothill, Borrower and Foothill will negotiate in good faith to reset the foregoing covenants at reasonable levels within forty-five days following the Pending Material Transaction Closing Date, taking into account the effect of the consummation of the Pending Material Transaction.

8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill (irrespective of whether in its capacity as a lender, as a representative of lenders, as the Collateral Agent, as a subagent of the Collateral Agent, or otherwise);

8.3 If, in the reasonable judgment of Foothill, there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of the security interests held by, or for the benefit of, Foothill in and to the Collateral;

8.4 If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any Judicial Officer or Assignee;

8.5 If an Insolvency Proceeding is commenced by any Debtor;

8.6 If an Insolvency Proceeding shall be commenced against any Debtor and any of the following events occur: (1) such Debtor consents to the institution of the Insolvency Proceeding against such Debtor; (2) the petition commencing the Insolvency Proceeding is not timely controverted; (3) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or to issue additional L/Cs or L/C Guarantees; (4) an interim trustee is appointed to take possession of all or a substantial portion of the assets of, or to operate all or any substantial portion of the business of, any Debtor; or (5) an order for relief shall have been issued or entered therein;

8.7 If Borrower is enjoined, restrained, or in any way prevented by court order (which order is not stayed or discharged) from continuing to conduct all or any material part of its business affairs;

8.8 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to the United States Government, or any department, agency, or instrumentality thereof, becomes a lien, whether choate or otherwise, upon any of Borrower's assets; or (b) if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower's assets by any state, county, municipal, or governmental agency, or if any taxes or debts in an aggregate amount in excess of $250,000, or more, owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof;

8.9 If there is a default in any material agreement to which Borrower is a party with third parties (including, the Senior Notes Indenture, the New Senior Subordinated Notes Indenture, or the Gold Consignment Agreement) resulting in a right by such third parties, irrespective of whether exercised, to accelerate the maturity of Borrower's Indebtedness thereunder (or the right of Gold Consignor to demand return of consigned Precious Metals);

8.10 If Borrower is obligated to redeem or repurchase (or to offer to redeem or repurchase) any or all of the Senior Notes under and pursuant to the terms and conditions of the Senior Notes Indenture, other than redemptions or repurchases required under Sections 3.02, 4.08, and 4.11 of such indenture;

8.11 If Borrower is obligated to redeem or repurchase (or to offer to redeem or repurchase) any or all of the New Senior Subordinated Notes under and pursuant to the terms and conditions of the New Senior Subordinated Notes Indenture, other than redemptions or repurchases required under Sections 4.08 and 4.10 of such indenture;

8.12 [Intentionally omitted];

8.13 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.14 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director; or

8.15 If a Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; if any lien upon the assets of Borrower in connection with any Plan shall arise; if Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan or Multiple Employer Plan of which Borrower or such ERISA Affiliate was a substantial employer, and such withdrawal could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower; if Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; if Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or upon the voluntary or involuntary termination of any Plan which termination could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower.

9. FOOTHILL'S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

    (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

    (b) Cease advancing money or extending credit (including L/Cs or L/C Guarantees) to or for the benefit of Borrower under this Agreement, under any of the loan Documents, or under any other agreement between Borrower and Foothill;

    (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interest in the Collateral and without affecting the Obligations;

    (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable and which are commercially reasonable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

    (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

    (f) Without notice to or demand upon Borrower, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. So long as to do so would not be inconsistent with the superior rights, if any, of one or more of the other Secured Parties, Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

    (g) Without notice to Borrower (such notice being expressly waived) set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes established pursuant to the Lock Box Agreements), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill. In this regard, Borrower agrees that Foothill may hold such cash collateral to secure the Obligations (including the L/C Amount) and need not apply same to reduce the Obligations unless and until it holds an amount equal to one hundred and two percent (102%) of the L/C Amount at which time the excess amount shall be applied in reduction of the remaining Obligations and the amount that is continued to be held as cash collateral shall be applied to satisfy a drawing under an L/C or L/C Guaranty at such time as the drawing is paid or, if the L/C or L/C is retired undrawn, the allocable amount shall be applied to the balance of the Obligations;

    (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. To the extent that Borrower has the legal right to do so, Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

    (i) Sell, or cause the Collateral Agent (or its agents) to sell, the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

    (j) Foothill (or the Collateral Agent) shall give notice of the disposition of the Collateral as follows:

          (1) Foothill (or the Collateral Agent) shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill (or the Collateral Agent) a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

          (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) Business Days before the date fixed for the sale, or at least five (5) Business Days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill (or the Collateral Agent);

          (3) If the sale is to be a public sale, Foothill (or the Collateral Agent) also shall give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county, parish, or the equivalent thereof, in which the sale is to be held;

    (k) Foothill may credit bid and purchase at any public sale; and

    (l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned promptly, without interest and subject to the rights of third parties, by Foothill to Borrower.

9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or inequity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it. Absent an effective waiver or modification contained herein or in one or more of the Loan Documents, the rights and remedies of Foothill and the Collateral Agent with respect to the Collateral following an Event of Default shall be subject to the provisions of Chapter 5 of Division 9 of the Code.

10. TAXES AND EXPENSES REGARDING THE COLLATERAL

If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure, provided that Foothill agrees to endeavor to provide Borrower with prompt notice of the amount of such reserves as and when established; or (c) obtain and maintain insurance policies of the type described in Section 6.11, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid or deposited by Foothill shall constitute Foothill Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the fixture or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION

11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

11.2 Foothill's Liability for Inventory or Equipment. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3 Indemnification. Borrower agrees to indemnify Foothill and its officers, employees, and agents and hold Foothill harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except, in any such case, to the extent that the same arises from the gross negligence or willful misconduct of Foothill or its officers, agents, or employees. This provision shall survive the termination of this Agreement.

11.4 Suretyship Waivers and Consents. Each Debtor acknowledges that the obligations of such Debtor undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of Persons or entities other than such Debtor (including the other Debtors party hereto) and, in full recognition of that fact, each Debtor consents and agrees that Foothill may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Debtors, and without affecting the enforceability or continuing effectiveness hereof as to each Debtor: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guarantees, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations;
(e) receive and hold additional security or guarantees for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Foothill in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Foothill or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Debtor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Debtor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

Upon the occurrence and during the continuance of any Event of Default, Foothill may enforce this Agreement independently as to each Debtor and independently of any other remedy or security Foothill at any time may have or hold in connection with the Obligations, and it shall not be necessary for Foothill to marshal assets in favor of any Debtor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Debtor expressly waives any right to require Foothill to marshal assets in favor of any Debtor or any other Person or to proceed against any other Debtor or any collateral provided by any Person, and agrees that Foothill may proceed against Debtors or any collateral in such order as it shall determine in its sole and absolute discretion.

Foothill may file a separate action or actions against any Debtor, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Each Debtor agrees that Foothill and any Debtor and any Affiliate of any Debtor may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement. Each Debtor expressly waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement of the Obligations or any rights of Foothill created or granted herein.

Foothill's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Foothill, all as though such amount had not been paid. The rights of Foothill created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Debtor and whether or not any other Debtor shall have any personal liability with respect thereto.

To the maximum extent permitted by applicable law, each Debtor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Debtor with respect to the Obligations,
(b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Debtor (other than by reason of the full payment and performance of all Obligations), (d) any failure of Foothill to marshal assets in favor of any Debtor or any other Person, (e) any failure of Foothill to give notice of sale or other disposition of collateral to any Debtor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Foothill to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Foothill to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Foothill or others that directly or indirectly results in or aids the discharge or release of any of any Debtor or the Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation,
(i) any failure of Foothill to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Foothill of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code, (l) any use of cash collateral under Section 363 of the Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Foothill for any reason, or (o) any action taken by Foothill that is authorized by this section or any other provision of any loan Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any commitment of Foothill to Borrower under any Loan Document remains in effect, no Debtor shall have any right of subrogation, contribution, reimbursement or indemnity, and each Debtor expressly waives any right to enforce any remedy that Foothill now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by Foothill. Each Debtor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations.

In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Debtor authorizes Foothill (or the Collateral Agent (or its agents) on Foothill's behalf), upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Debtor, the enforceability of this Agreement, or the validity or enforceability of any liens of, or for the benefit of Foothill on any collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

To the fullest extent permitted by applicable law, each Debtor expressly waives any defenses to the enforcement of this Agreement or any rights of Foothill created or granted hereby or to the recovery by Foothill against any Debtor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Debtors and may preclude Debtors from obtaining reimbursement or contribution from other Debtors. Each Debtor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure ee 580a, 580b, 580d or 726, or comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California law or other applicable law. Each Debtor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein of another Debtor that is subject to any such deeds of trust or mortgages or other instruments and any Debtor's failure to receive any such notice shall not impair or affect such Debtor's obligations or the enforceability of this Agreement or any rights of Foothill created or granted hereby.

Debtors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Debtors otherwise may have against other Debtors, Foothill or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

12. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection therewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid overnight courier service, telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its addresses set forth below:

If to Borrower: TOWN & COUNTRY CORPORATION 25 Union Street Chelsea, Massachusetts 02150 Attn: Chief Financial Officer

                                TOWN & COUNTRY FINE JEWELRY GROUP, INC.
                                25 Union Street
                                Chelsea, Massachusetts 02150
                                Attn: Chief Financial Officer

                                GOLD LANCE, INC.
                                25 Union Street
                                Chelsea, Massachusetts 02150
                                Attn: Chief Financial Officer

                                L.G. BALFOUR COMPANY, INC.
                                25 Union Street
                                Chelsea, Massachusetts 02150
                                Attn: Chief Financial Officer

        with copies to: GOODWIN, PROCTER & HOAR, LLP
                                53 State Street
                                Boston, Massachusetts 02109
                                Attn: Kevin M. Dennis, Esq.

        If to Foothill: FOOTHILL CAPITAL CORPORATION
                                11111 Santa Monica Boulevard
                                Suite 1500
                                Los Angeles, California 90025-3333
                                Attn: Business Finance Division Manager
        and to:         FOOTHILL CAPITAL CORPORATION
                                60 State Street, Suite 1150
                                Boston, MA 02109
                                Attn: Loan Administration Manager

        with copies to: BROBECK, PHLEGER & HARRISON LLP
                                550 South Hope Street
                                Los Angeles, California 90071
                                Attn: Jeffrey S. Turner, Esq.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) calendar days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

13. CHOICE OF LAW AND VENUE: JURY TRIAL WAIVER

THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH DEBTOR AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. EACH DEBTOR AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH DEBTOR AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. DESTRUCTION OF BORROWER'S DOCUMENTS

All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15. GENERAL PROVISIONS

15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection therewith, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business; provided, however, that, with respect to any potential participants or assignees that are first contacted by Foothill on or after the Closing Date, Foothill agrees to use its best efforts to secure a confidentiality agreement from such potential participants or assignees in form and substance reasonably satisfactory to Borrower. To the extent that, Foothill assigns its rights and obligations hereunder to a third party, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.6 Amendments in Writing. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

15.7 Counterparts; Telecopy Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a executed counterpart of this Agreement but the failure to deliver a manually counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer by Borrower to Foothill of any property of Borrower should for any reason subsequently be declared to be improper under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required to repay or restore, and as to all reasonable costs, expenses and attorneys' fees of Foothill related thereto, the liability of Borrower shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, modified, or qualified by any other agreement, oral or written, whether before or after the date hereof.

15.10 Renegotiation of Certain Provisions in Certain Instances. Should the Pending Material Transaction be consummated with the consent of Foothill, Borrower and Foothill will negotiate in good faith to revise any representations, warranties, or covenants specifically affected thereby, in a reasonable and appropriate manner, within forty-five days following the Pending Material Transaction Closing Date, taking into account the effect of the consummation of the Pending Material Transaction, provided that nothing in this section shall require Foothill to renegotiate the reductions in dollar or fto levels specifically set forth herein as applicable with respect to the consummation of the Pending Material Transaction (such as, by way of example only, and without limitation, the reduction of the dollar level of the "Maximum Amount" or the reduction of the fto level of the "Gold Cap" that occur on the Pending Material Transaction Closing Date), nor shall this section require Foothill to renegotiate the pricing, fee structure, or term hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

        TOWN & COUNTRY CORPORATION,
        a Massachusetts corporation



        By___/s/ Robert Hannon_______________
        Its__Attorney-in-fact________________


        TOWN & COUNTRY FINE JEWELRY GROUP, INC., a Massachusetts corporation



        By___/s/ Robert Hannon_______________
        Its__Attorney-in-fact________________


        GOLD LANCE, INC.,
        a Massachusetts corporation



        By___/s/ Robert Hannon_______________
        Its__Attorney-in-fact________________


        L.G. BALFOUR COMPANY, INC.,
        a Delaware corporation



        By___/s/ Robert Hannon_______________
        Its__Attorney-in-fact________________


        FOOTHILL CAPITAL CORPORATION,
        a California corporation



        By___/s/ Anthony Aloi________________
        Its__Assistant Vice President________

Exhibits



Exhibit M-1                     Monthly Gold Certificate



Schedules



Schedule E-1            Locations of Eligible Inventory
Schedule E-2            Excluded Assets
Schedule M-1            Mortgaged Properties
Schedule P-1            [Intentionally Omitted]
Schedule P-2            Permitted Liens
Schedule 6.15A          Locations of Inventory and Equipment
Schedule 6.15B          Locations Requiring Landlord Waivers
Schedule 5.9            Litigation
Schedule 5.13           Environmental Condition
Schedule 5.14           Subsidiaries
Schedule 7.1            Permitted Indebtedness
Schedule 7.4            Permitted Real Property Dispositions